SADDLE RIVER EXECUTIVE CENTRE
                               ONE ROUTE 17 SOUTH
                            SADDLE RIVER, NEW JERSEY

                              STANDARD OFFICE LEASE

1. Basic Lease Provisions.

     1.1. Parties: This Lease, dated for reference purposes only November 20, 2003, is made by and between VRS SADDLE RIVER LLC, a Virginia limited liability company ("Landlord") and PDI, INC., a Delaware corporation ("Tenant"). The Tenant's Employer Identification Number is 22-2919486.

     1.2 Premises: Entire Third (3rd) Floor, portion of the Second (2nd) Floor and Entire First (1st) Floor, as shown on Exhibit A attached hereto and known as Suite 300.

     1.3. Rentable Area of Premises: Approximately 84,122 rentable square feet, consisting of 46,912 rentable square feet on the third (3rd) floor, 21,190 rentable square feet on the second (2nd) floor and 16,020 rentable square feet on the first (1st) floor.

     1.4. Building Address: One Route 17 South, Saddle River, Bergen County, New Jersey.

     1.5. Use: General administrative office use, subject to the requirements and limitations contained in Section 7.

     1.6. Term: Approximately twelve (12) years commencing on the Commencement Date, as defined below and expiring January 31, 2016, unless sooner terminated pursuant to the Term of the Lease.

     1.7. Possession Date/Commencement Date:

          a. Possession Date: The date that Landlord delivers possession of the Premises to Tenant for purposes of Tenant constructing the Improvements, as more particularly described in Schedule 1 attached hereto with Landlord's Work, as defined in Schedule 1-A, Substantially Completed, which is estimated to be on or about the date which is sixty (60) days following the date on which this Lease is executed by both Landlord and Tenant, whichever signs later.

          b. Commencement Date: The date Tenant commences the conduct of its business from the Premises.

          The period between the Possession Date and the Commencement Date shall be referred to herein as the Construction Period, as more particularly defined in Paragraph 4 of Schedule 1-B.

     1.8. Base Rent:

          Months:   Commencement Date-01/31/06   $24.75 per rentable square foot per annum
                             02/01/06-01/31/09   $25.75 per rentable square foot per annum
                             02/01/09-01/31/12   $26.75 per rentable square foot per annum
                             02/01/12-01/31/14   $27.75 per rentable square foot per annum
                             02/01/14-01/31/16   $28.75 per rentable square foot per annum

                            See Addendum Paragraph 1

     1.9. Base Rent Paid Upon the Commencement Date: Tenant will deposit with Landlord the sum of $173,501.62 for the Base Rent due for January, 2005 and February, 2005.

     1.10. Security Deposit: $2,000,000.00.

                            See Addendum Paragraph 3

     1.11. Tenant's Share (i.e. proportionate share for purposes of Operating Expense Increases): 79.39%.

     1.12. Base Year is the calendar year 2004.

     1.13. Number of Parking Spaces: See Addendum Paragraph 6

     1.14. Initial Monthly Parking Rates Per Space: Reserved: $0.00; Unreserved:
          $0.00 .

     1.15. Real Estate Broker(s): Kwartler Associates, Inc. and CB Richard Ellis Real Estate Services, Inc.

     1.16. Attachments to Lease: Addendum; Exhibit A - "Premises", Exhibit A-1 - "Right of First Refusal Space", Exhibit A-2 - "Parking Plan", Exhibit A-3 - "Storage Space", Exhibit B - "Verification Letter", Exhibit C - "Rules and Regulations", Exhibit D - "HVAC Specifications", Exhibit E
          - "Cleaning Specifications", Exhibit F - "Building Holidays", Exhibit G - "License Agreement for Satellite Dish", Exhibit H - "Form of Letter of Credit", Exhibit I - "Memorandum of Lease", Exhibit J - "Discharge of Memorandum of Lease", Exhibit K - "Subordination, Non-Disturbance and Attornment Agreement", Schedule 1-A - "Landlord's Work", Schedule 1-B - "Work Letter Agreement"; Schedule 1-C - "Improvements to be removed by Tenant at end of Term", and Schedule 1-D - "Electric Plans".

     1.17. Address for Notices:

          Landlord:   VRS Saddle River LLC            With Copy To:
                      c/o Kwartler Associates, Inc.   TA Associates Realty
                      2 North Street                  28 State Street
                      Waldwick, NJ 07463              Boston, MA 02109
                                                      Attn.: Mr. Christopher J. Good

          Tenant:     PDI, Inc.                       With Copy To (subject to the:
                      One Route 17 South              limitations contained in Section 40 below):
                      Saddle River, New Jersey        Greenbaum, Rowe, Smith,
                      Suite 300                       Ravin, Davis & Himmel LLP
                      Attn: Mr. Peter Lynch           Metro Corporate Campus One
                                                      99 Wood Avenue South
                                                      Iselin, New Jersey 08830-2712
                                                      Attn.: Steven C. Delinko, Esq.

     1.18. Agent for Service of Process: If Tenant is a corporation, the name and address of Tenant's registered agent for service of process is:

                         National Registered Agents, Inc.
                         9 East Lookerman Street, Suite 1B
                         Dover, Delaware  19901

     1.19. Tenant's Standard Industrial Classification (herein "SIC") Number:
          422990, as determined by reference to the SIC Manual and its operations shall consist of the Use described in Section 1.5.

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2. Premises.

     2.1 Lease of Premises. The "Project" consists of one (1) building to be built (hereinafter, the "Building"), the Common Areas (as defined below), the land upon which the same are located, along with all other buildings and improvements thereon or thereunder, including all parking facilities. Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, upon all of the conditions set forth herein, the Premises, together with the non-exclusive right to use the Common Areas as hereinafter specified. The Premises shall not include an easement for light, air or view.

     2.2 Calculation of Size of Building and Premises. All provisions included in this Lease relating to the number of rentable square feet in the Premises, including, but not limited to, Base Rent and Tenant's Share, shall reflect the number of rentable square feet in the Premises and in the Building. The calculation of the number of rentable square feet in the Premises is specified in Section 1.3 hereinabove.

     2.3 Common Areas-Defined. The term "Common Areas" is defined as all areas and facilities outside the Premises and within the exterior boundary line of the Project that are designated by Landlord from time to time for the general non-exclusive use of Landlord, Tenant and the other tenants of the Project and their respective employees, suppliers, customers and invitees, including, but not limited to, common entrances, lobbies, corridors, stairwells, public restrooms, elevators, parking areas, loading and unloading areas, roadways and sidewalks. Landlord may also designate other land and improvements outside the boundaries of the Project to be a part of the Common Areas, provided that such other land and improvements have a reasonable and functional relationship to the Project.

3. Term.

     3.1 Term and Commencement Date. The Term, Possession Date and Commencement Date of this Lease are as specified in Sections 1.6 and 1.7. The Possession Date set forth in Section 1.7 is an estimated Possession Date. Subject to the limitations contained in Section 3.3 below, the actual Possession Date shall be the date possession of the Premises is tendered to Tenant for purposes of Tenant constructing the Improvements in accordance with Section 3.4 below. If the Commencement Date is other than the first day of a month, then the Term of this Lease shall commence on the Commencement Date but the Term of the Lease shall be computed from the first day of the calendar month following the Commencement Date. When the actual Commencement Date is established by Landlord, Tenant shall, within five (5) days after Landlord's request, complete and execute the letter attached hereto as Exhibit "B" (the "Verification Letter") and deliver it to Landlord. Tenant's failure to execute the Verification Letter within said five (5) day period shall be a material default hereunder and shall constitute Tenant's acknowledgment of the truth of the facts contained in the Verification Letter delivered by Landlord to Tenant. Tenant shall have the right to contest in good faith the facts set forth in the Verification Letter sent to Tenant by Landlord. Notwithstanding anything to the contrary contained herein, provided that Tenant delivers written notice to Landlord stating with specificity the nature of Tenant's dispute within such five (5) day period referenced above, then Tenant's failure to execute the Verification Letter within such time period shall not be considered to be a default hereunder. In the event Tenant delivers written notice of a dispute regarding the Verification Letter to Landlord pursuant to this provision, then the parties agree to negotiate in good faith in order to resolve the dispute. If the parties are unable to come to an agreement regarding the facts of the Verification Letter within thirty (30) days following the date on which Tenant delivered its notice of dispute to Landlord, then the matter shall be submitted to arbitration in accordance with the rules of the American Arbitration Association, in a venue which is nearest to the location of the Premises and mutually agreed upon by Landlord and Tenant.

     3.2 Delay in Possession. Notwithstanding the estimated Possession Date specified in Section 1.7, if for any reason Landlord cannot deliver possession of the Premises to Tenant on said date, Landlord shall not be subject to any liability therefor, nor shall such failure affect the validity of this Lease or the obligations of Tenant hereunder or extend the Term hereof. If Landlord shall not have tendered possession of the Premises to Tenant within one hundred twenty
(120) days following the estimated Possession Date specified in Section 1.7 for any reason including a Force Majeure Event as hereinafter defined, Tenant may, at Tenant's option, by notice in writing to Landlord within ten (10) days after the expiration of the one hundred twenty (120) day period, terminate this Lease. If Tenant terminates this Lease as provided in the preceding sentence, the parties shall be discharged from all obligations hereunder, except that Landlord shall return any money previously deposited with Landlord by Tenant. A Force Majeure Event shall mean fire, earthquake, weather delays or other acts of God, strikes, boycotts, war, riot, insurrection, embargoes, shortages of equipment, labor or materials, delays in issuance of governmental permits or approvals, or any other cause beyond the reasonable control of Landlord.

     3.3 Delays Caused by Tenant. [Intentionally omitted].

     3.4 Tender of Possession. Possession of the Premises shall be deemed tendered to Tenant when Landlord's architect or agent has determined that (a) Landlord's Work, as defined in Schedule 1-A is substantially completed, (b) the Project utilities are ready for use in the Premises, and (c) Tenant has reasonable access to the Premises.

     3.5 Early Possession. [Intentionally omitted].

4. Rent.

     4.1 Base Rent. Subject to adjustment as hereinafter provided in Section 5 of the Lease, Tenant shall pay to Landlord the Base Rent for the Premises set forth in Section 1.8, without offset or deduction on the first day of each calendar month commencing January 1, 2005. Tenant shall deposit with Landlord the advance Base Rent described in Section 1.9 in accordance with Addendum Paragraph 1. Base Rent for any period during the Term hereof which is for less than one month shall be prorated based upon the actual number of days of the calendar month involved. Base Rent and all other amounts payable to Landlord hereunder shall be payable to Landlord in lawful money of the United States at the address stated herein or to such other persons or at such other places as Landlord may designate in writing.

                            See Addendum Paragraph 1

5. Adjustments in Rent (also referred to as "Additional Rent").

     5.1 Operating Expense Increases. Tenant shall pay to Landlord during the Term hereof, in addition to the Base Rent, Tenant's Share of the amount by which all Operating Expenses for each Comparison Year exceeds the amount of all Operating Expenses for the Base Year. The Operating Expenses for the Base Year shall be adjusted, if necessary, to a level of that of a 95% occupied and fully operational office building at cost levels prevailing in the geographic market in which the Building is located for an entire calendar year. This adjustment shall include (a) when Building systems are under warranty during the Base Year, an adjustment for the cost of service contracts and other expenses that would have been incurred in the absence of such warranties; (b) an adjustment for all other expenses that are not incurred if the Building is new and start-up discounts or similar savings have been achieved; and (c) adjustments for all other atypical costs that occur or do not occur during the Base Year other than those costs which would occur in the Base Year in the ordinary course of business. The purpose of these adjustments is to include in the Operating Expenses for the Base Year all reasonable cost components that occur or are likely to occur in later years. If a new category of expense is incurred after the Base Year, the first full year's expense for such item shall be added to the

Building Operating Expenses for the Base Year commencing with the first full calendar year that such expense is incurred, so that Tenant shall only be required to pay subsequent increases in such expense. The expense incurred for such item during the first year shall be subject to the adjustments described in this paragraph.

     Tenant's Share of Operating Expense increases shall be determined in accordance with the following provisions:

          (a) "Base Year" as used in this Section 5, shall mean the calendar year (January through December) set forth in Section 1.12. "Base Year Expenses" shall mean the Operating Expenses for the Base Year (as grossed up pursuant to Section 5.1 above).

          (b) "Tenant's Share" is defined as the percentage set forth in Section 1.11, which percentage has been determined by dividing the number of rentable square feet attributed to the Premises by the total number of rentable square feet in the Building and multiplying the resulting quotient by one hundred
(100). In the event that the number of rentable square feet in the Building or the Premises changes, Tenant's Share shall be adjusted in the year the change occurs, and Tenant's Share for such year shall be determined on the basis of the days during such year that each Tenant's Share was in effect.

          (c) "Comparison Year" is defined as each calendar year during the Term of this Lease subsequent to the Base Year. "Comparison Expenses" are those Operating Expenses occurring during a Comparison Year, to be compared to Base Year Expenses. Tenant's Share of the Operating Expense increases for the last Comparison Year of the Term shall be prorated according to that portion of such Comparison Year as to which Tenant is responsible for a share of such increase.

          (d) "Operating Expenses" shall include all costs, expenses and fees incurred by Landlord in connection with or attributable to the Project, including but not limited to, the following items: (i) all costs, expenses and fees associated with or attributable to the ownership, management, operation, repair, maintenance, improvement, alteration and replacement of the Project, or any part thereof, including but not limited to, the following: (A) all surfaces, coverings, decorative items, carpets, drapes, window coverings, parking areas, loading and unloading areas, trash areas, roadways, sidewalks, stairways, landscaped areas, striping, bumpers, irrigation systems, lighting facilities, building exteriors and roofs, fences and gates; (B) all heating, ventilating and air conditioning equipment ("HVAC"), plumbing, mechanical, electrical systems, life safety systems and equipment, telecommunication equipment, elevators, escalators, tenant directories, fire detection systems including sprinkler system maintenance and repair; (ii) the cost of trash disposal, janitorial services and security services and systems; (iii) the cost of all insurance purchased by Landlord and enumerated in Section 9 of this Lease, including any deductibles; (iv) the amount of the real property taxes to be paid by Landlord under Section 5.2 hereof; (v) the cost of water, sewer, gas, electricity, and other utilities available at the Project and paid by Landlord; (vi) the cost of labor, salaries and applicable fringe benefits incurred by Landlord; (vii) the cost of materials, supplies and tools used in managing, maintaining and/or cleaning the Project; (viii) the cost of accounting fees, management fees, legal fees and consulting fees attributable to the ownership, operation, management, maintenance and repair of the Project plus the cost of any space occupied by the property manager and leasing agent (if Landlord is the property manager, Landlord shall be entitled to receive a fair market management fee); (ix) the cost of replacing and/or adding improvements mandated by any law, statute, regulation or directive of any governmental agency and any repairs or removals necessitated thereby; (x) personal property taxes imposed upon the fixtures, machinery, equipment, furniture and personal property used in connection with the operation of the Project; (xi) payments made by Landlord under any easement, license, operating agreement, declaration, restrictive covenant, or instrument pertaining to the payment or sharing of costs among property owners; and (xii) the cost of any other service provided by Landlord or any cost that is elsewhere stated in this Lease to be an "Operating Expense." Landlord shall have the right but not the obligation, from time to time, to equitably allocate some or all of the Operating Expenses among different tenants of the Project (the "Cost Pools"). Such Cost Pools may include, but shall not be limited to, the office space tenants of the Project and the retail space tenants of the Project.

                            See Addendum Paragraph 2

          (e) Operating Expenses shall not include: (i) any expenses paid by any tenant directly to third parties, or as to which Landlord is otherwise reimbursed (or entitled to be reimbursed regardless of whether or not Landlord actually receives such reimbursement) by any third party or by insurance proceeds; (ii) electricity paid for by any tenant of the Project as described in
Section 11.6 of the Lease; (iii) salaries for Landlord's executives above the grade of building manager and/or any employee of Landlord not directly involved with the Project; (iv) costs associated with Landlord's performance of work or services solely for the benefit of other tenant(s) and not for the benefit of the Tenant; (v) leasing commissions; and (vi) interest and amortization payments on any mortgage or mortgages.

          (f) If the cost incurred in making an improvement or replacing any equipment is not fully deductible as an expense in the year incurred in accordance with generally accepted accounting principles, the cost shall be amortized over the useful life of the improvement or equipment, as reasonably determined by Landlord, together with an interest factor of ten percent (10%) per annum on the unamortized cost of such item.

          (g) As soon as practicable after each calendar year, Landlord shall furnish Tenant with a statement (the "Statement") which shall show the Comparison Expenses for the preceding Comparison Year compared to the Base Year Expenses. On the same day as the next payment of Base Rent is due following the furnishing of such Statement: (1) Tenant shall pay to Landlord a sum (the "Expense Increase") equal to Tenant's Share of the increase, if any, of the Operating Expenses for the preceding Comparison Year over the Base Year Expenses as determined by comparing the Comparison Expenses to the Base Year Expenses;
(2) Tenant shall pay to Landlord a sum equal to one-twelfth (1/12th) of the Expense Increase multiplied by the number of months then elapsed commencing with the first day of the then current Lease Year; (3) Tenant shall pay, in advance, one-twelfth (1/12th) of the Expense Increase with respect to the then current month and thereafter, each and every month, until a different Statement shall be submitted to Tenant as provided hereinabove. Notwithstanding the above, if the Landlord shall estimate that any Comparison Year's Operating Expenses shall be in excess of those for the preceding Comparison Year, then the said monthly installments of Expense Increase shall be increased to an amount equal to Tenant's Share of one-twelfth (1/12th) of Landlord's estimate of said Comparison Expenses. If Tenant's payments under this Section 5.1(g) during said Comparison Year exceed Tenant's Share as indicated on the Statement, Tenant shall be entitled to credit the amount of such overpayment against Tenant's Share of Expense Increases next falling due. If Tenant's payments under this Section 5.1(g) during said Comparison Year were less than Tenant's Share as indicated on the statement, Tenant shall pay to Landlord the amount of the deficiency within thirty (30) days after delivery by Landlord to Tenant of the Statement. Landlord and Tenant shall forthwith adjust between them by cash payment any balance determined to exist with respect to that portion of the last Comparison Year for which Tenant is responsible for Expense Increases, notwithstanding that the Term of the Lease may have terminated before the end of such Comparison Year; and this provision shall survive the expiration or earlier termination of the Lease.

          (h) The computation of Tenant's Share of Operating Expense increases is intended to provide a formula for the sharing of costs by Landlord and Tenant and will not necessarily result in the reimbursement to Landlord of the exact costs it has incurred.

          (i) If Tenant disputes the amount set forth in the Statement, Tenant shall have the right, at Tenant's sole expense, not later than one hundred twenty (120) days following receipt of such Statement, to cause Landlord's books and records in respect to the calendar year which is the subject of the Statement to be audited by an accountant mutually acceptable to Landlord and Tenant. The audit shall take place at the offices of Landlord where its books and records are located at a mutually convenient time during Landlord's regular business hours. Before conducting any audit, Tenant must pay the full amount of Operating Expenses billed. Tenant shall have no right to conduct an audit or to give Landlord notice that it desires to conduct an audit at any time Tenant is in default under the Lease after the expiration of any applicable notice and cure periods. The accountant conducting the audit shall be compensated on an hourly basis and shall not be compensated based upon a percentage of overcharges it discovers. No subtenant shall have any right to conduct an audit, and no assignee shall conduct an audit for any period during which such assignee was not in possession of the Premises. Tenant's right to undertake an audit with respect to any calendar year shall expire one hundred twenty (120) days after Tenant's receipt of the Statement for such calendar year, and such Statement shall be final and binding upon Tenant and shall, as between the parties, be conclusively deemed correct, at the end of such one hundred twenty (120) day period, unless prior thereto Tenant shall have given Landlord written notice of its intention to audit Operating Expenses for the calendar year which is the subject of the Statement. If Tenant gives Landlord notice of its intention to audit Operating Expenses, it must commence such audit within sixty (60) days after such notice is delivered to Landlord, and the audit must be completed within one hundred twenty (120) days after such notice is delivered to Landlord. If Tenant does not commence and complete the audit within such periods, the Statement which Tenant elected to audit shall be deemed final and binding upon Tenant and shall, as between the parties, be conclusively deemed correct. Tenant agrees that the results of any Operating Expenses audit shall be kept strictly confidential by Tenant and shall not be disclosed to any other person or entity except Tenant's agents and consultants on an as-needed basis. If the parties agree to the results of such audit, Tenant's Share of Operating Expenses shall be appropriately adjusted based upon the results of such audit, and the results of such audit shall be final and binding upon Landlord and Tenant. If the parties do not agree upon the inclusion or amount of any Operating Expense charged by Landlord, the sole remedy of Tenant shall be to conduct an audit within the time specified in this Lease and, if still in disagreement with Landlord, to submit the matter to arbitration within thirty (30) days after completion of the audit to request an adjustment to any disputed Operating Expense item.

     5.2 Real Property Taxes.

          (a) Landlord shall pay the real property tax, as defined in Section 5.2(b), applicable to the Project, subject to reimbursement by Tenant of Tenant's Share of increases in such Taxes in accordance with the provisions of
Section 5.1.

          (b) "Real property tax" shall include any form of real property tax or assessment, general, special, or otherwise, and any license fee, commercial rental tax, improvement bond or bonds, levy or tax levied upon or with respect to the Building, the Project, and the Land, imposed upon or with respect to the Building, the Project, and the Land, imposed by Federal, State and/or local governments, as well as school districts and/or other taxing authorities (but shall not include income, franchise, capital stock, estate or inheritance taxes or taxes based upon receipts of rentals, unless the same be in substitution for or in lieu of a real property tax or assessment), and any personal property taxes imposed upon the fixtures, machinery, equipment. apparatus, systems and appurtenances in, upon or used in connection with the Building and the Project for the operation thereof. However, if, because of any change in the method of taxation of real property, any other or additional tax or assessment is imposed upon Landlord or upon or with respect to the Building, the Project, and/or the Land or the rents or income therefrom, in addition to or in substitution for, or in lieu of any tax or assessment which would otherwise be a real property tax, or personal property tax of the type referred to above, such other tax or assessment shall also be deemed a real property tax. As used herein, the term "real property tax" shall be deemed to include "real estate tax".

          (c) Tenant shall pay prior to delinquency all taxes assessed against and levied upon trade fixtures, furnishings, equipment and all other personal property of Tenant contained in the Premises or related to Tenant's use of the Premises. If any of Tenant's personal property shall be assessed with Landlord's real property, Tenant shall pay to Landlord the taxes attributable to Tenant within ten (10) days after receipt of a written statement from Landlord setting forth the taxes applicable to Tenant's property.

          (d) From time to time Landlord may challenge the assessed value of the Project as determined by applicable taxing authorities and/or Landlord may attempt to cause the real property taxes to be reduced on other grounds. If Landlord is successful in causing the real property taxes to be reduced or in obtaining a refund, rebate, credit or similar benefit (hereinafter collectively referred to as a "reduction"), Landlord shall, to the extent practicable, credit the reduction(s) to real property taxes for the calendar year to which a reduction applies and recalculate the Expense Increases owed by Tenant for years after the year in which the reduction applies based on the reduced real property taxes (if a reduction applies to Tenant's Base Year, the Base Year Expenses shall be reduced by the amount of the reduction and Tenant's Share of Expense Increases shall be recalculated for all Comparison Years following the year of the reduction based on the lower Base Year amount). All costs incurred by Landlord in obtaining the real property taxes reductions shall be considered an Operating Expense and Landlord shall determine, in its sole discretion to which years any reductions will be applied. In addition, all accounting and related costs incurred by Landlord in calculating new Base Years for tenants and in making all other adjustments shall be an Operating Expense.

6. Security Deposit. Tenant shall deliver to Landlord at the time it executes this Lease the security deposit set forth in Section 1.10 as security for Tenant's faithful performance of Tenant's obligations hereunder. If Tenant fails to pay Base Rent or other charges due hereunder, or otherwise defaults with respect to any provision of this Lease and such default continues after the expiration of any applicable notice and cure periods, Landlord may use all or any portion of said deposit for the payment of any Base Rent or other charge due hereunder, to pay any other sum to which Landlord may become obligated by reason of Tenant's default, or to compensate Landlord for any loss or damage which Landlord may suffer thereby. If Landlord so uses or applies all or any portion of said deposit, Tenant shall within ten (10) days after written demand therefor deposit cash with Landlord in an amount sufficient to restore said deposit to its full amount. Landlord shall not be required to keep said security deposit separate from its general accounts. If Tenant performs all of Tenant's obligations hereunder, said deposit, or so much thereof as has not heretofore been applied by Landlord, shall be returned, without payment of interest or other amount for its use, to Tenant (or, at Landlord's option, to the last assignee, if any, of Tenant's interest hereunder) at the expiration of the Term hereof, and after Tenant has vacated the Premises. No trust relationship is created herein between Landlord and Tenant with respect to said security deposit. Tenant acknowledges that the security deposit is not an advance payment of any kind or a measure of Landlord's damages in the event of Tenant's default.

                            See Addendum Paragraph 3

7. Use.

     7.1 Use. The Premises shall be used and occupied only for the purpose set forth in Section 1.5 and for no other purpose. If Section 1.5 gives Tenant the right to use the Premises for general office use, by way of example and not limitation, general office use shall not include medical office use or any similar use, laboratory use, classroom use, any use not characterized by applicable zoning and land use restrictions as general office use, or any use which would require Landlord or Tenant to obtain a conditional use permit or variance from any federal, state or local authority. No exclusive use has been granted to Tenant hereunder.

     7.2 Compliance with Law. Notwithstanding any permitted use inserted in
Section 1.5, Tenant shall not use the Premises for any purpose which would violate the Project's certificate of occupancy, any conditional use permit or variance applicable to the Project or violate any covenants, conditions or other restrictions applicable to the Project. Tenant shall, at Tenant's expense, promptly comply with all applicable laws, ordinances, rules, regulations, orders, certificates of occupancy, conditional use permits, variances, covenants and restrictions of record, and requirements of any fire insurance underwriters, rating bureaus or government agencies, now in effect or which may hereafter come into effect, whether or not they reflect a change in policy from that now existing, during the Term or any part of the Term hereof, relating in any manner to the Premises and the occupation and use by Tenant of the Premises. Tenant shall conduct its business and use the Premises in a lawful manner and shall not use or permit the use of the Premises or the Common Areas in any manner that will tend to create waste or a nuisance or shall tend to disturb other occupants of the Project. Tenant shall obtain, at its sole expense, any permit or other governmental authorization required to operate its business from the Premises. Landlord shall not be liable for the failure of any other tenant or person to abide by the requirements of this section or to otherwise comply with applicable laws and regulations, and Tenant shall not be excused from the performance of its obligations under this Lease due to such a failure.

     7.3 Condition of Premises. Except as otherwise provided in this Lease, Tenant hereby accepts the Premises and the Project in their condition existing as of the Possession Date, subject to all applicable federal, state and local laws, ordinances, regulations and permits governing the use of the Premises, the Project's certificate of occupancy, any applicable conditional use permits or variances, and any easements, covenants or restrictions of record affecting the use of the Premises or the Project. Tenant shall comply with all federal, state and local laws and regulations governing occupational safety and health at Tenant's sole cost and expense. Tenant acknowledges that it has satisfied itself by its own independent investigation that the Premises and the Project are suitable for its intended use, and that neither Landlord nor Landlord's agents has made any representation or warranty as to the present or future suitability of the Premises, or the Project for the conduct of Tenant's business. Notwithstanding anything to the contrary contained in this Section 7.3, Landlord warrants to Tenant that, to the best of Landlord's knowledge, the Building, in the state existing on the Possession Date, but without regard to alterations or improvements to be made by Tenant or the use for which Tenant will occupy the Premises, does not violate any covenants or restrictions of record, or any applicable building code, regulation or ordinance in effect on such date. Notwithstanding anything to the contrary contained in Section 7.2 above, Landlord shall comply with all present and future applicable laws relating to the Building and the operation of the Building generally as an office building. Without limiting the generality of the foregoing, Landlord expressly acknowledges that if, as a result of Tenant's construction of the Improvements or its occupancy of the Premises, any work must be performed in the lavatories or other Common Areas or public portions of the Building in order to comply with ADA, then Landlord at its sole cost and expense shall promptly perform such work to the extent that (i) the occupancy of the Premises by Tenant for its normal conduct of business is affected by reason of the Building's failure to comply with ADA, or (ii) the Landlord receives any notice from a governmental entity that the Building is not in compliance with the ADA. To the extent that such notice requires action within the Premises with regard to Tenant's particular use of the Premises, Tenant shall be obligated to undertake such action at Tenant's sole cost and expense. If Landlord incurs an expense to comply with an amendment to the ADA that is enacted after the date of this Lease, the foregoing provisions of this Section 7.3 shall not be construed to prohibit Landlord from including such expense in Operating Expenses, to the extent and in the manner prescribed by Article 5 above.

8. Maintenance, Repairs and Alterations.

     8.1 Landlord's Obligations. Landlord shall keep the Project, including without limitation, the roof, structure, Building systems and Common Areas (but excluding the interior of the Premises and space leased to other occupants of the Project) in good condition and repair. Except as provided in Section 10.3, there shall be no abatement of rent or liability to Tenant on account of any injury or interference with Tenant's business with respect to any improvements, alterations or repairs made by Landlord to the Project or any part thereof. Tenant expressly waives the benefits of any statute now or hereafter in effect which would otherwise afford Tenant the right to make repairs at Landlord's expense or to terminate this Lease because of Landlord's failure to keep the Project in good order, condition and repair.

     8.2  Tenant's Obligations.

          (a) Subject to the requirements of Section 8.3, Tenant shall be responsible for payment of the cost of keeping the Premises in good condition and repair, and if Landlord makes any repairs to the Premises, the cost thereof shall be paid by Tenant to Landlord. Tenant shall be responsible for the cost of painting, repairing or replacing wall coverings, and the cost of repairing or replacing any improvements made to the Premises by Tenant. Landlord may, but shall not be obligated to, enter the Premises at all reasonable times to make such repairs, alterations, improvements and additions to the Premises or to any equipment located therein as Landlord deems necessary, in its sole discretion.

          (b) Tenant is responsible for the maintenance of the lighting fixtures in the Premises. At the option of Tenant, Landlord agrees to sell to Tenant, replacement parts for the lighting fixtures, including lamps, ballasts, starters, lenses and grills used in the Premises. In addition, if Landlord provides replacement part installation and/or repair work, then in said event, Tenant shall pay Landlord the cost of installation thereof.

          (c) Except as expressly provided to the contrary in Section 8.3 below, on the last day of the Term hereof, or on any sooner termination, Tenant shall surrender the Premises to Landlord in the same condition as received, ordinary wear and tear excepted, clean and free of debris and Tenant's personal property. Tenant shall repair any damage to the Premises occasioned by the installation or removal of Tenant's trade fixtures, furnishings and equipment. Except as otherwise stated in this Lease, Tenant shall leave the power panels, electrical distribution systems, lighting fixtures, HVAC, window coverings, wall coverings, carpets, wall paneling, ceilings and plumbing at the Premises and in good operating condition.

     8.3  Alterations and Additions.

          (a) Tenant shall not, without Landlord's prior written consent, which may be given or withheld in Landlord's sole discretion, make any alterations, improvements, additions, utility installations or repairs (hereinafter collectively referred to as "Alterations") in, on or about the Premises or the Project. As used in this Lease, the term "utility installation" shall mean carpeting or other floor covering, window and wall coverings, power panels, electrical distribution systems, lighting fixtures, telephone or computer system wiring, HVAC and plumbing. At the expiration of the Term, Landlord may require the removal of any Alterations (including non-structural Alterations made without Landlord's consent as more particularly described below) installed by Tenant and the restoration of the Premises and the Project to their prior condition, at Tenant's expense. To the extent Landlord's consent is required pursuant to this Section 8.3(a), at the written request of Tenant, Landlord agrees to notify Tenant concurrently with Landlord's consent to such Alteration whether Landlord will require Tenant to remove such Alteration at the end of the Term. Except as set forth on Schedule 1-C attached hereto, Tenant shall not be obligated to remove the tenant improvements constructed in accordance with the work letter agreement attached hereto as Schedule 1-B or any improvements performed by Tenant in connection with its initial fit-out of the Premises. Should Landlord permit Tenant to make its own Alterations, Tenant shall use only such contractor as has been reasonably approved by Landlord. Should Tenant make any Alterations without the prior approval of Landlord, or use a contractor not approved by Landlord in its reasonable discretion, Landlord may, at any time during the Term of this Lease, require that Tenant remove all or part of the Alterations and return the Premises to the condition it was in prior to the making of the Alterations. In the event Tenant makes any Alterations, Tenant agrees to cause its contractor to obtain, prior to the commencement of any work, "builders all risk" insurance in an amount approved by Landlord and workers compensation insurance.

                            See Addendum Paragraph 4

          (b) Any Alterations in or about the Premises that Tenant shall desire to make shall be presented to Landlord in written form, with plans and specifications which are sufficiently detailed to obtain a building permit. If Landlord consents to an Alteration, the consent shall be deemed conditioned upon Tenant acquiring a building permit from the applicable governmental agencies, furnishing a copy thereof to Landlord prior to the commencement of the work, and compliance by Tenant with all conditions of said permit in a prompt and expeditious manner. Tenant shall provide Landlord with as-built plans and specifications for any Alterations made to the Premises.

          (c) Tenant shall pay, when due, all claims for labor or materials furnished or alleged to have been furnished to or for Tenant at or for use in the Premises, which claims are or may be secured by any mechanic's or materialmen's lien against the Premises or the Project, or any interest therein. If Tenant shall, in good faith, contest the validity of any such lien, Tenant shall furnish to Landlord a surety bond satisfactory to Landlord in an amount equal to such contested lien claim or demand indemnifying Landlord against liability arising out of such lien or claim. In addition, Landlord may require Tenant to pay Landlord's reasonable attorneys' fees and costs in participating in such action.

          (d) Tenant shall give Landlord not less than ten (10) days' advance written notice prior to the commencement of any work in the Premises by Tenant, and Landlord shall have the right to post notices of non-responsibility in or on the Premises or the Project as provided by law.

          (e) All Alterations (whether or not such Alterations constitute trade fixtures of Tenant) which may be made to the Premises by Tenant shall be made and done in a good and workmanlike manner and with new materials satisfactory to Landlord and shall be the property of Landlord and remain upon and be surrendered with the Premises at the expiration of the Lease Term, unless Landlord requires their removal pursuant to Section 8.3(a). Provided Tenant is not in default, notwithstanding the provisions of this Section 8.3(e), Tenant's personal property and equipment, other than that which is affixed to the Premises so that it cannot be removed without material damage to the Premises or the Project, shall remain the property of Tenant and may be removed by Tenant subject to the provisions of Section 8.2(c). Notwithstanding anything to the contrary contained herein, any Improvements made by and paid for by Tenant pursuant to the Work Letter Agreement attached hereto as Schedule 1-B shall be deemed to be the property of Tenant until the expiration or earlier termination of the Lease and, if set forth in Schedule 1-C attached hereto, Tenant shall, at Tenant's sole cost and expense, remove such Improvements and repair any damage caused by such removal.

     8.4 Failure of Tenant to Remove Property. If this Lease is terminated due to the expiration of its Term or otherwise, and Tenant fails to remove its property as required by Section 8.2(b), in addition to any other remedies available to Landlord under this Lease, and subject to any other right or remedy Landlord may have under applicable law, Landlord may remove any property of Tenant from the Premises and store the same elsewhere at the expense and risk of Tenant and at any time (before or after Landlord stores said property), Landlord may sell any or all such property at public or private sale, in such a manner and at such times and places as Landlord, in its sole discretion, may deem proper, without notice to or demand upon Tenant. Landlord shall apply the proceeds of such sale: first, to the cost and expenses of the sale, including reasonable attorneys' fees actually incurred; second, to the payment of the cost of or charges for storing any such property; third, to the payment of any other sums of money which may then or thereafter be due to Landlord from Tenant under this Lease; and fourth, the balance, if any, to Tenant.

9. Insurance.

     9.1  Insurance-Tenant.

          (a) During the Term of the Lease and at such other times as Tenant occupies the Premises, Tenant shall keep in force at its expense "comprehensive general liability" insurance including an ISO broad form endorsement or its equivalent with respect to the Premises with limits of not less than One Million Dollars ($1,000,000) combined single limit or such higher amount as Landlord may reasonably require in writing from time to time. The insurance shall cover liability arising out of Tenant's operations and liability arising out of work performed at the Premises by other persons on behalf of Tenant, and shall specifically include the contractual liability assumed by Tenant under this Lease. Such coverage, if written on a claims-made basis, must provide for a retroactive date which is prior to the date Tenant occupies the Premises, and the same retroactive date shall continue during the entire Term of this Lease.

          (b) Tenant will also maintain "all risk" extended coverage property insurance written on a one hundred percent (100%) replacement cost basis on Tenant's personal property, all tenant improvements installed at the Premises and paid for by Tenant, Tenant's trade fixtures and other property. Such policies shall provide protection against any peril included within the classification "fire and extended coverage," against vandalism and malicious mischief, theft, sprinkler leakage and flood damage. If this Lease is terminated as the result of a casualty in accordance with Section 10, the proceeds of said insurance attributable to the replacement of all tenant improvements at the Premises shall be paid to Landlord.

          (c) Tenant shall, at all times during the Term hereof, maintain in effect workers' compensation insurance as required by applicable law .

     9.2  Insurance-Landlord.

          (a) Landlord shall obtain and keep in force a policy of comprehensive general liability insurance with coverage against such risks and in such amounts as Landlord deems reasonably advisable insuring Landlord against liability arising out of the ownership, operation and management of the Project.

          (b) Landlord shall also obtain and keep in force during the Term of this Lease a policy or policies of "all risk" insurance covering loss or damage to the Project in the amount of not less than the full replacement cost thereof (less foundations and footings), as reasonably determined by Landlord from time to time. The terms and conditions of said policies and the perils and risks covered thereby shall be reasonably determined by Landlord, from time to time, in Landlord's sole discretion. In addition, at Landlord's option, Landlord shall obtain and keep in force, during the Term of this Lease, a policy of rental interruption insurance, with loss payable to Landlord, which insurance shall, at Landlord's option, also cover all Operating Expenses. Tenant will not be named as an additional insured in any insurance policies carried by Landlord and shall have no right to any proceeds therefrom. At Landlord's option, Landlord may obtain insurance coverages and/or bonds related to the operation of the parking areas. At Landlord's option, Landlord may obtain coverage for flood and earthquake damages. In addition, Landlord shall have the right to obtain such additional insurance as is customarily carried by owners or operators of other comparable office buildings in the geographical area of the Project. The policies purchased by Landlord shall contain such deductibles as Landlord may reasonably determine. In addition to amounts payable by Tenant in accordance with Section 5, Tenant shall pay any increase in the property insurance premiums for the Project over what was payable immediately prior to the Commencement Date to the extent the increase is specified by Landlord's insurance carrier as being caused by the nature of Tenant's occupancy or any act or omission of Tenant.

     9.3 Insurance Policies. Tenant shall deliver to Landlord copies of the certificates of insurance required under Section 9.1 within fifteen (15) days prior to the Possession Date of this Lease, and Landlord shall have the right to approve the terms and conditions of said policies. Tenant's insurance policies shall not be cancelable or subject to reduction of coverage or other modification except after thirty (30) days prior written notice to Landlord. Tenant shall, at least thirty (30) days prior to the expiration of such policies, furnish Landlord with renewals thereof. Tenant's insurance policies shall be issued by insurance companies authorized to do business in the state in which the Project is located, with a general policyholders rating of not less than "A" and a financial rating of not less than "Class X," as rated in the most recent edition of "Best Insurance Reports." Tenant's insurance policies shall be issued as primary policies and not contributing with and not in excess of coverage which Landlord may carry. Landlord, and at Landlord's option the holder of any mortgage or deed of trust encumbering the Project, shall be named as an additional insured on all insurance policies Tenant is obligated to obtain by
Section 9.1 above. Tenant's insurance policies shall not include deductibles in excess of One Hundred Thousand Dollars ($100,000).

     9.4 Waiver of Subrogation. Tenant and Landlord each hereby release and relieve the other, and waive their entire right of recovery against the other, for direct or consequential loss or damage arising out of or incident to the perils covered by insurance carried by such party (or required to be carried by such party by this Lease) to the extent of the insurance proceeds actually received (or which would have been received had the party carried the insurance required to be maintained by such party pursuant to this Section 9), whether due to the negligence of Landlord or Tenant or their agents, employees, contractors and/or invitees. Landlord and Tenant shall each cause the insurance policies they obtain in accordance with this Section 9 to provide that the insurance company waives all right of recovery by subrogation against either party in connection with any damage covered by any policy.

     9.5 Coverage. Landlord makes no representation to Tenant that the limits or forms of coverage specified above or approved by Landlord are adequate to insure Tenant's property or Tenant's obligations under this Lease, and the limits of any insurance carried by Tenant shall not limit its obligations under this Lease.

10. Damage or Destruction.

     10.1 Effect of Damage or Destruction. If all or part of the Project is materially damaged (as defined in Section 10.2 below) by fire, earthquake, flood, explosion, the elements, riot or any other casualty, Landlord shall have the right in its sole and complete discretion to repair or to rebuild the Project or to terminate this Lease. Landlord shall within ninety (90) days after the occurrence of such damage notify Tenant in writing of Landlord's intention to repair or to rebuild or to terminate this Lease. Tenant shall in no event be entitled to compensation or damages on account of annoyance or inconvenience in making any repairs, or on account of construction, or on account of Landlord's election to terminate this Lease. Notwithstanding the foregoing, if Landlord shall elect to rebuild or repair the Project, but in good faith determines that the Project cannot be rebuilt or repaired within two hundred seventy (270) days after the date of the occurrence of the damage, without payment of overtime or other premiums, and the damage to the Project has rendered the Premises unusable, Landlord shall notify Tenant thereof in writing at the time of Landlord's election to rebuild or repair, and Tenant shall thereafter have a period of fifteen (15) days within which Tenant may elect to terminate this Lease, upon written notice to Landlord. Tenant's termination right described in this Section 10.1 shall not apply if the damage was caused by Tenant's willful misconduct. Failure of Tenant to exercise said election within said period shall constitute Tenant's agreement to accept delivery of the Premises under this Lease whenever tendered by Landlord (provided the Premises have been substantially completed and Landlord has obtained a temporary certificate of occupancy ("TCO"), provided Landlord thereafter pursues reconstruction or restoration diligently to completion, subject to delays beyond Landlord's reasonable control; provided further, however, in the event Landlord pursues reconstruction or restoration of the Project and such reconstruction and restoration is not substantially complete due to delays within Landlord's control within two hundred seventy (270) days after the date of the occurrence of the damage, then Tenant shall have a further right to terminate this Lease upon written notice to Landlord, so long as Tenant's written notice is delivered to Landlord prior to Landlord's delivery of the Premises substantially completed to Tenant together with delivery of a TCO. If Landlord is unable to repair the damage to the Premises or the Project during such two hundred seventy (270) day period due to a Force Majeure Event, the two hundred seventy (270) day period shall be extended by the period of delay caused by the Force Majeure Event, not to exceed forty-five (45) days following the expiration of such two hundred seventy (270) day period.

     10.2 Definition of Material Damage. The damage shall be deemed material if,
(a) the Project cannot be repaired to substantially the same condition it was in prior to the damage due to laws or regulations in effect at the time the repairs will be made, (b) the holder of any mortgage or deed of trust encumbering the Project requires that insurance proceeds available to repair the damage in excess of Twenty-Five Thousand Dollars ($25,000) be applied to the repayment of the indebtedness secured by the mortgage or the deed of trust, or (c) the damage occurs during the last twelve (12) months of the Lease Term as extended unless Tenant has exercised (or does exercise) its Option to renew the Lease pursuant to Paragraph 8 of the Addendum, or (d) insurance proceeds are not available to Landlord in an amount which is sufficient to pay the entire cost of repairing all of the damage to the Project due to the casualty being an uninsured event (assuming Landlord had carried the insurance required under Section 9.2 and such event is not typically insured by comparable landlords of comparable properties in the same geographic area). Notwithstanding the foregoing, upon the sale of the Project by Landlord, Landlord agrees to endeavor to have language included in any SNDA provided to Tenant pursuant to

Section 25 of the Lease requiring the lender to release the insurance proceeds for restoration of any damage..

     10.3 Abatement of Rent. If Landlord elects to repair damage to the Project and all or part of the Premises will be unusable or inaccessible to Tenant in the ordinary conduct of its business until the damage is repaired, and the damage was not caused by the willful misconduct of Tenant or its employees, agents, contractors or invitees, Tenant's Base Rent and Tenant's Share of Operating Expense increases shall be abated in proportion to the amount of the Premises which is unusable or inaccessible to Tenant in the ordinary conduct of its business until the repairs are completed.

     10.4 Tenant's Negligence. If such damage or destruction occurs as a result of the willful misconduct of Tenant or Tenant's employees, agents, contractors or invitees, and the proceeds of insurance which are actually received by Landlord are not sufficient to repair all of the damage, Tenant shall pay, at Tenant's sole cost and expense, to Landlord upon demand, the difference between the cost of repairing the damage and the insurance proceeds received by Landlord.

     10.5 Tenant's Property. Landlord shall not be required to repair any injury or damage to, or to make any repairs or replacements of, any fixtures, furniture, equipment or tenant improvements installed in the Premises, and Tenant shall repair and restore all such property at Tenant's sole expense.

     10.6 Waiver. Landlord and Tenant hereby waive the provisions of any statutes which relate to the termination of leases when leased property is damaged or destroyed and agree that such event shall be governed by the terms of this Lease.

11. Services Provided by Landlord. Landlord shall furnish, without charge to Tenant (except where otherwise specified herein), the following services ("Building Services"):

     11.1 Air-Conditioning. Air-conditioning during Business Hours on Business Days (as those terms are hereinafter defined) when, it may be required for the comfortable occupancy of the Premises in accordance with the specifications set forth in Exhibit D. At other times during Business Hours on Business Days, Landlord shall provide ventilation for the Premises. Tenant at all times agrees to cooperate fully with Landlord and to abide by all regulations and requirements which Landlord may reasonably prescribe, for the proper functioning and protection of its heating, ventilating and air-conditioning systems. Landlord shall have free access to any and all mechanical installations of Landlord, including but not limited to: air-conditioning, fans, ventilating and machine rooms and electrical closets; and Tenant agrees that there shall be no construction of partitions or other obstructions which might interfere with Landlord's equipment to or from the enclosures containing said installations. Tenant agrees that Tenant, its agents, employees or contractors shall not at any time enter the said enclosures or tamper with, adjust, touch or otherwise in any manner, affect Landlord's said mechanical installations.

     11.2 Heat. Heat, on Business Days during Business Hours in accordance with the specifications set forth in Exhibit D.

     11.3 Water. Cold and hot water at standard building temperatures to all lavatories, public or private, for ordinary drinking, cleaning, sanitary and lavatory purposes.

     11.4 Janitorial and Maintenance Services. Janitorial and maintenance services for the Premises as defined in Exhibit E. Tenant shall pay to Landlord the cost incurred by Landlord, for the removal of any of Tenant's refuse and rubbish which exceeds by quantity and nature, the daily refuse and rubbish that might otherwise result from the daily use of such premises as offices. Bills for the such additional cost shall be rendered by Landlord to Tenant and shall be due and payable when rendered; and the amount of such bills shall be deemed to be, and shall be paid as, Additional Rent. Alternately, Tenant shall use Landlord's contractors or employees, at the option of Landlord, for the removal of such excess rubbish and refuse and Tenant agrees to pay reasonable charges therefor.

     11.5 Elevators. Automatic (non-attended) elevator facilities during Business Hours on Business Days and at least one (1) automatic elevator available at all other times.

     11.6 Electricity.

          (a) Electric current, with the understanding, however, that the Base Rent does not include the cost of electricity consumed by Tenant in the Premises; and Tenant shall, in addition to the Base Rent, be required to pay an Electric Energy Charge as a condition for the Landlord to provide electric current to the Premises. The Electric Energy Charge shall be paid monthly, as Additional Rent, together with Base Rent for the Premises, based on Tenant's actual electric consumption which shall be measured by a separate checkmeter, installed by Landlord, at Landlord's sole expense, commencing on the Commencement Date and throughout the Term and any renewals or extensions thereof. The Electric Energy Charge shall be equal to the actual amount payable by Landlord to the utility company without mark-up of any kind by Landlord. Landlord will endeavor to obtain the lowest rates offered by the utility company to similar landlords in comparable buildings in the same geographic area.

          (b) (i) [Intentionally omitted].

              (ii) [Intentionally omitted].

              (iii) [Intentionally omitted].

              (iv) [Intentionally omitted].

              (v) [Intentionally omitted].

          (c) [Intentionally omitted].

          (d) (i) [Intentionally omitted].

              (ii) [Intentionally omitted].

          (e) [Intentionally omitted].

          (f) Landlord shall not in any way be responsible or liable to Tenant at any time for any loss, damage or expense resulting from any change in the quantity or character of the electric service or for its being no longer suitable for Tenant's requirements or from any cessation or interruption of the supply or current; nor except as set forth in Section 11.10 herein, shall any such loss, damage or expense, or non-supply of electric service or current in any way affect the tenancy or in any way relieve Tenant of any obligation under the terms of this Lease.

          (g) Tenant covenants and agrees that at all times its use of electric current shall never exceed the capacity provided by Landlord pursuant to subsection 11.6(g) and Schedule 1-A. Tenant shall make no changes, alterations, additions, substitutions ("Changes") to any risers, conduits, meters, panel boxes, switch gear, wiring, or any other part of the electric service without the express prior written consent of Landlord. Any Changes requested by Tenant shall be sent in writing to Landlord; and if, in the reasonable judgment of Landlord, such Changes will not cause or create a dangerous or hazardous condition or damage or injury to the Building, or entail excessive or unreasonable alterations or repairs, or interfere with or disturb other tenants or occupants and/or the electrical service then or thereafter to be supplied to tenants or occupants, Landlord will, at the sole cost and expense of Tenant, make such Changes. Tenant covenants and agrees to pay Landlord for such costs and expenses as additional rent, upon the rendition of a bill indicating the amount due therefor.

          (h) (i) Landlord reserves the right to terminate the furnishing of electricity to the Premises at any time, upon no less than ninety (90) days' written notice to the Tenant, in which event, Tenant shall make immediate application directly to the utility company servicing the Building for the Tenant's entire separate supply of electric current; and Landlord shall permit its risers, wires, conduits and other electrical equipment, to the extent available and safely capable, to be used for such purpose. Any meters, and additional risers, wires, conduits and equipment or connections necessary to enable Tenant to obtain electric current directly from such utility company shall be installed at Tenant's sole cost and expense if the termination of Landlord's service is legally required; otherwise, they shall be installed at Landlord's sole cost and expense, and in compliance with all applicable laws, ordinances and regulations and requirements of insurance companies and fire underwriters.

               (ii) No alterations, modifications or changes shall be made by the Tenant to any meters, risers, conduits or other equipment or connections in the Building in a manner which would cause damage to the Building or interfere with the use, enjoyment, occupancy or possession of the Building by Landlord and its other tenants. Rigid conduit only, or such other type as may be specified by Landlord, will be allowed.

               (iii) Tenant's liability for the Electric Energy Charge provided for in this Lease shall terminate as of the date of discontinuance by Landlord of the supplying of electric current, but this Lease shall otherwise remain in full force and effect. Unless required by law, however, Landlord shall not discontinue furnishing electricity to the Premises until after Tenant shall have commenced receiving its electricity directly from the utility company unless Tenant shall have failed to make such arrangements with due diligence.

     11.7 Building Services on Non-Business Days or Non-Business Hours.

          (a) Tenant acknowledges that Landlord is only required to provide the Building Services specified in Sub-sections 11.1 through 11.6 hereinabove only during Business Hours on Business Days and in addition, access to electricity, water and one (1) automatic elevator, during Non-Business Hours on Non-Business Days as well. Anything to the contrary notwithstanding, Landlord shall provide Tenant reasonable access to the Common Areas of the Project and Building and to the Premises, twenty-four (24) hours a day, seven (7) days per week, subject to such security procedures, restrictions and regulations which Landlord may reasonably promulgate.

          (b) Landlord shall use its best efforts to provide HVAC to Tenant at times other than those set forth above subject to (i) the payment by Tenant of Landlord's standard charge, as determined by Landlord from time to time, in Landlord's sole discretion, for after hours HVAC and (ii) Tenant providing to Landlord at least one (1) Business Day's advance written notice of Tenant's need for Non-Business Hours and/or Non-Business Day HVAC service. As of the date of this Lease, and subject to future increases in accordance with the terms of this subsection, the standard charge for after hours HVAC is Fifty Dollars ($50.00) per hour with a four (4) hour minimum, unless such overtime usage is continuous to the Business Hours, in which case no hourly minimum will be required. The standard charge shall be increased by a percentage equal to the percentage increase in utility charges during the Term of this Lease. For example, if the usage charge for electricity increases from twenty-five cents ($.25) per Kilowatt-Hour (KWHR) to thirty cents ($.30) KWHR, then the after hours HVAC charge shall increase by twenty percent (20%) to Sixty Dollars ($60.00) per hour. Tenant shall pay all after hours HVAC charges to Landlord within thirty
(30) days after Landlord bills Tenant for said charges.

     11.8 Definition of Business Days and Business Hours of Building Services. "Business Days" as defined herein, shall be Monday through Friday from 8:00 A.M. to 6:00 PM and Saturdays from 8:00 A.M. to 1:00 P.M., excluding all days observed as non-working (vacation) holidays by the State and/or Federal government ("Holidays") as listed on Exhibit F attached hereto. "Business Hours" as defined herein, shall mean 8:00 A.M. and 6:00 P.M. on

Monday through Friday, excluding Holidays, and Saturday, from 8:00 A.M. to 1:00 P.M., excluding Holidays.

     11.9 Excess Usage by Tenant. Notwithstanding the use set forth in Section
1.5 and/or Section 11 and its sub-sections, Tenant shall not use Building utilities or services in excess of those used by the average office building tenant using its premises for ordinary office use.

     11.10 Interruptions. Tenant agrees that Landlord shall not be liable to Tenant for its failure to furnish utilities or other Building Services when such failure is occasioned, in whole or in part, by repairs, replacements, or improvements, by any strike, lockout or other labor trouble, by inability to secure electricity, gas, water, or other fuel at the Project after reasonable effort to do so, by any accident or casualty whatsoever, by act or default of Tenant or other parties, or by any other cause beyond Landlord's reasonable control, and such failures shall never be deemed to constitute an eviction or disturbance of Tenant's use and possession of the Premises or relieve Tenant from paying rent or performing any of its obligations under this Lease. Furthermore, Landlord shall not be liable under any circumstances for loss of property or for injury to, or interference with, Tenant's business, including, without limitation, loss of profits, however occurring, through or in connection with or incidental to a failure to furnish any of the Building Services or utilities as set forth in this Section 11 and its sub-sections. Landlord may comply with voluntary controls or guidelines promulgated by any governmental entity relating to the use or conservation of energy, water, gas, light or electricity or the reduction of automobile or other emissions without creating any liability of Landlord to Tenant under this Lease. Notwithstanding anything contained herein to the contrary, if any interruption of utilities or services or inability of Tenant to gain access to the Premises shall continue for more than seven (7) consecutive business days and shall render all or any portion of the Premises unusable for the normal conduct of Tenant's business, and if Tenant does not in fact so use or occupy such portion of the Premises, then all Base Rent and additional rent payable hereunder with respect to such portion of the Premises which Tenant does not so occupy shall be abated from and after such seventh (7th) business day until full use of such portion of the Premises is restored to Tenant. In the event any such interruption of services continues for more than two hundred seventy (270) days, the Premises are unusable or inaccessible to Tenant in the ordinary conduct of its business during such period and Tenant does not, in fact, use the Premises for the conduct of its business during such period, Tenant shall have the same termination rights afforded to Tenant pursuant to Section 10 hereinabove.

     11.11 Services Exclusive to Tenant. Tenant shall pay for all water, gas, heat, electricity, telephone and other utilities and services supplied and/or metered exclusively to the Premises or to Tenant, together with any taxes thereon. If any such services are not separately metered to the Premises, Tenant shall pay, at Landlord's option, either Tenant's Share or a reasonable proportion to be determined by Landlord of all charges jointly metered with other premises in the Project.

     Landlord agrees to permit Tenant to install, operate and maintain supplementary HVAC units ("Supplemental HVAC") subject to Tenant's satisfaction of the following conditions: (i) Tenant shall obtain all necessary approvals, permits and licenses from all governmental authorities having jurisdiction over such matters; and (ii) Tenant shall obtain Landlord's prior approval of Tenant's plans, which such plans shall include the location and size of the Supplemental HVAC and such other information as Landlord deems necessary. Landlord shall have the right to have a representative present at the time of such installation. Landlord reserves the right to require Tenant to remove the Supplemental HVAC at the expiration of the Term or earlier termination of the Lease and to restore the Premises to its prior condition, provided that Landlord agrees to notify Tenant at such time as Landlord approves Tenant's plans, at the written request of Tenant, whether or not Landlord will require Tenant to remove such Supplemental HVAC at the expiration or earlier termination of the Lease. Tenant understands that such usage shall be separately submetered and that Tenant shall pay all costs associated with the use of such Supplemental HVAC.

12. Assignment and Subletting.

     12.1 Landlord's Consent Required. Tenant shall not voluntarily or by operation of law assign, transfer, hypothecate, mortgage, sublet, or otherwise transfer or encumber all or any part of Tenant's interest in this Lease or in the Premises (hereinafter collectively a "Transfer"), without Landlord's prior written consent, which shall not be unreasonably withheld. Landlord shall respond to Tenant's written request for consent hereunder within fifteen (15) business days after Landlord's receipt of the written request from Tenant. Any attempted Transfer without such consent shall be void and shall constitute a material default and breach of this Lease. Tenant's written request for Landlord's consent shall include, and Landlord's fifteen (15) business day response period referred to above shall not commence, unless and until Landlord has received from Tenant, all of the following information: (a) financial statements for the proposed assignee or subtenant for the past three (3) years prepared in accordance with generally accepted accounting principles, (b) federal tax returns for the proposed assignee or subtenant for the past three
(3) years, (c) a TRW credit report or similar report on the proposed assignee or subtenant, (d) a detailed description of the business the assignee or subtenant intends to operate at the Premises, (e) the proposed effective date of the assignment or sublease, (f) a copy of the proposed sublease or assignment agreement which includes all of the terms and conditions of the proposed assignment or sublease, and (g) a detailed description of any ownership or commercial relationship between Tenant and the proposed assignee or subtenant. If the obligations of the proposed assignee or subtenant will be guaranteed by any person or entity, Tenant's written request shall not be considered complete until the information described in (a), (b) and (c) of the previous sentence has been provided with respect to each proposed guarantor. "Transfer" shall also include the transfer (a) if Tenant is a corporation, and Tenant's stock is not publicly traded over a recognized securities exchange, of more than twenty five percent (25%) of the voting stock of such corporation during the term of this Lease (whether or not in one or more transfers) or the dissolution or merger of the corporation, or (b) if Tenant is a partnership or other entity, of more than twenty five percent (25%) of the profit and loss participation in such partnership or entity during the term of this Lease (whether or not in one or more transfers) or the dissolution or liquidation of the partnership.

                            See Addendum Paragraph 5

     12.2 Standard For Approval. Landlord shall not unreasonably withhold its consent to a Transfer provided that Tenant has complied with each and every requirement, term and condition of this Section 12. Tenant acknowledges and agrees that each requirement, term and condition in this Section 12 is a reasonable requirement, term or condition. It shall be deemed reasonable for Landlord to withhold its consent to a Transfer if any requirement, term or condition of this Section 12 is not complied with or: (a) the Transfer would cause Landlord to be in violation of its obligations under another lease or agreement to which Landlord is a party; (b) a proposed assignee has sufficient assets to meet the remaining obligations of Tenant under the Lease, in Landlord's reasonable judgment

; (c) a proposed assignee's or subtenant's business will impose a burden on the Project's parking facilities, elevators, Common Areas or utilities that is greater than the burden imposed by Tenant, in Landlord's reasonable judgment;
(d) the terms of a proposed assignment or subletting will allow the proposed assignee or subtenant (other than a Permitted Transferee as that term is defined in Paragraph 5 of the Addendum) to exercise a right of renewal, right of expansion, right of first offer, right of first refusal or similar right held by Tenant; (e) a proposed assignee does not, in Landlord's reasonable judgment, have a good credit rating; (f) [intentionally omitted] ; (g) a proposed assignee or subtenant refuses to enter into a written assignment agreement or sublease, reasonably satisfactory to Landlord, which provides that it will abide by and assume all of the terms and conditions of this Lease for the term of any assignment or sublease and containing such other terms and conditions as Landlord reasonably deems necessary; (h) the use of the Premises by the proposed assignee or subtenant will not be identical to the use permitted by this Lease;
(i) ) Landlord is marketing space in the Project at the time of Tenant's request and is able to accommodate such person or entity with the space Landlord has available and the proposed assignee or subtenant is then currently a tenant of the Landlord at the Project; (j) Landlord has ever evicted or been involved in litigation with the proposed assignee or subtenant; (k) any guarantor of this Lease refuses to consent to the Transfer or to execute a written agreement reaffirming the guaranty; (l) Tenant is in default after expiration of any applicable notice and cure periods at the time of the request; (m) if requested by Landlord, the assignee or sublessee refuses to sign a non-disturbance and attornment agreement in favor of Landlord's lender; (n) [intentionally omitted] ; or (o) the proposed assignee or subtenant is a person or entity then, or during the prior six (6) months, negotiating with Landlord for the lease of space in the Project unless Landlord is unable to accommodate such person or entity with the space Landlord has available in the Project at the time of Tenant's request.

     12.3 Additional Terms and Conditions. The following terms and conditions shall be applicable to any Transfer:

          (a) Regardless of Landlord's consent, no Transfer shall release Tenant from Tenant's obligations hereunder or alter the primary liability of Tenant to pay the rent and other sums due Landlord hereunder and to perform all other obligations to be performed by Tenant hereunder or release any guarantor from its obligations under its guaranty.

          (b) Landlord may accept rent from any person other than Tenant pending approval or disapproval of an assignment or subletting.

          (c) Neither a delay in the approval or disapproval of a Transfer, nor the acceptance of rent, shall constitute a waiver or estoppel of Landlord's right to exercise its rights and remedies for the breach of any of the terms or conditions of this Section 12.

          (d) The consent by Landlord to any Transfer shall not constitute a consent to any subsequent Transfer by Tenant or to any subsequent or successive Transfer by an assignee or subtenant. However, Landlord may consent to subsequent Transfers or any amendments or modifications thereto without notifying Tenant or anyone else liable on the Lease and without obtaining their consent, and such action shall not relieve such persons from liability under this Lease.

          (e) In the event of any default under this Lease, Landlord may proceed directly against Tenant, any guarantors or anyone else responsible for the performance of this Lease, including any subtenant or assignee, without first exhausting Landlord's remedies against any other person or entity responsible therefor to Landlord, or any security held by Landlord.

          (f) Landlord's written consent to any Transfer by Tenant shall not constitute an acknowledgment that no default then exists under this Lease nor shall such consent be deemed a waiver of any then existing default.

          (g) The discovery of the fact that any financial statement relied upon by Landlord in giving its consent to an assignment or subletting was materially false shall, at Landlord's election, render Landlord's consent null and void.

          (h) Landlord shall not be liable under this Lease or under any assignment or sublease to any assignee or subtenant.

          (i) No assignment or sublease may be modified or amended without Landlord's prior written consent.

          (j) Tenant or its agent shall not advertise the Premises for lease, sublet or assignment for less Rent than the then current asking rent for space in the Project.

     12.4 Additional Terms and Conditions Applicable to Subletting. The following terms and conditions shall apply to any subletting by Tenant of all or any part of the Premises and shall be deemed included in all subleases under this Lease whether or not expressly incorporated therein:

          (a) Tenant hereby absolutely and unconditionally assigns and transfers to Landlord all of Tenant's interest in all rentals and income arising from any sublease entered into by Tenant, and Landlord may collect such rent and income and apply same toward Tenant's obligations under this Lease; provided, however, that until a default shall occur in the performance of Tenant's obligations under this Lease which continues after the expiration of any applicable notice and cure period, Tenant may receive, collect and enjoy the rents accruing under such sublease. Landlord shall not, by reason of this or any other assignment of such rents to Landlord nor by reason of the collection of the rents from a subtenant, be deemed to have assumed or recognized any sublease or to be liable to the subtenant for any failure of Tenant to perform and comply with any of Tenant's obligations to such subtenant under such sublease, including, but not limited to, Tenant's obligation to return any security deposit. Tenant hereby irrevocably authorizes and directs any such subtenant, upon receipt of a written notice from Landlord stating that a default exists in the performance of Tenant's obligations under this Lease, to pay to Landlord the rents due as they become due under the sublease. Tenant agrees that such subtenant shall have the right to rely upon any such statement and request from Landlord, and that such subtenant shall pay such rents to Landlord without any obligation or right to inquire as to whether such default exists and notwithstanding any notice from or claim from Tenant to the contrary.

          (b) In the event Tenant shall default in the performance of its obligations under this Lease, Landlord at its option and without any obligation to do so, may require any subtenant to attorn to Landlord, in which event Landlord shall undertake the obligations of Tenant under such sublease from the time of the exercise of said option to the termination of such sublease; provided, however, Landlord shall not be liable for any prepaid rents or security deposit paid by such subtenant to Tenant or for any other prior defaults of Tenant under such sublease.

     12.5 Transfer Premium from Assignment or Subletting. Landlord shall be entitled to receive from Tenant (as and when received by Tenant) as an item of additional rent fifty percent (50%) of all amounts received by Tenant from such assignee or subtenant in excess of the amounts payable by Tenant to Landlord hereunder (the "Transfer Premium"). "Transfer Premium" shall mean all Base Rent, additional rent or other consideration of any type whatsoever payable by the assignee or subtenant in excess of the Base Rent and additional rent payable by Tenant under this Lease. If less than all of the Premises is transferred, the Base Rent and the additional rent shall be determined on a per rentable square foot basis. The Transfer Premium shall be reduced by the bona fide third party transaction costs actually paid by Tenant in order to assign the Lease or to sublet a portion of the Premises. "Transfer Premium" shall also include, but not be limited to, key money and bonus money paid by the assignee or subtenant to Tenant in connection with such Transfer, and any payment in excess of fair market value for services rendered by Tenant to the assignee or subtenant or for assets, fixtures, inventory, equipment, or furniture transferred by Tenant to the assignee or subtenant in connection with such Transfer. For purposes of calculating the Transfer Premium, expenses will be amortized over the life of the sublease. The provisions of this Section 12.5 shall not apply with respect to a Permitted Transfer (as that term is defined in Paragraph 5 of the Addendum).

     12.6 Landlord's Option to Recapture Space. Notwithstanding anything to the contrary contained in this Section 12, if Tenant shall request (i) to assign this Lease, or (ii) sublease space in the Premises, the term of which sublease shall expire during the last twelve (12) months of the Term, then Landlord shall have the option, by giving written notice to Tenant ("Recapture Notice") within thirty (30) days after receipt of Tenant's request for consent to such sublease or assignment, to terminate this Lease and recapture the Premises. Tenant shall have five (5) business days after receipt of such Recapture Notice to notify Landlord of its intention to withdraw its request to assign or sublease the Premises. If Tenant does not withdraw its request to assign or sublease the Premises, then Landlord may terminate this Lease as of the commencement date of the proposed sublease or assignment and recapture the Premises, whereupon this Lease shall terminate. If Tenant so withdraws its request to assign or sublease the Premises, then this Lease shall continue in full force and effect. Tenant acknowledges that the purpose of this Section 12.6 is to enable Landlord to receive profit in the form of higher rent or other consideration to be received from an assignee or sublessee, to give Landlord the ability to meet additional space requirements of other tenants of the Project and to permit Landlord to control the leasing of space in the Project. Tenant acknowledges and agrees that the requirements of this Section 12.6 are commercially reasonable and are consistent with the intentions of Landlord and Tenant. The provisions of this
Section 12.6 shall not apply with respect to a Permitted Transfer.

     12.7 Landlord's Expenses. In the event Tenant shall assign this Lease or sublet the Premises or request the consent of Landlord to any Transfer, then Tenant shall pay Landlord's reasonable costs and expenses incurred in connection therewith, including, but not limited to, attorneys', architects', accountants', engineers' or other consultants' fees.

13. Default; Remedies.

     13.1 Default by Tenant. Landlord and Tenant hereby agree that the occurrence of any one or more of the following events is a material default by Tenant under this Lease and that said default shall give Landlord the rights described in Section 13.2. Landlord or Landlord's authorized agent shall have the right to serve any notice of default, notice to pay rent or quit or similar notice.

          (a) Tenant's failure to make any payment of Base Rent, Electric Energy Charge, Tenant's Share of Operating Expense increases, parking charges, charges for after hours HVAC, late charges, or any other payment required to be made by Tenant hereunder, as and when due, where such failure shall continue for a period of five (5) business days after written notice thereof from Landlord to Tenant. In the event that Landlord serves Tenant with a notice to pay rent or quit pursuant to applicable unlawful detainer statutes, such notice shall also constitute the notice required by this Section 13.1(a).

          (b) The abandonment of the Premises by Tenant in which event Landlord shall not be obligated to give any notice of default to Tenant, unless expressly required by law.

          (c) The failure by Tenant to observe or perform any of the covenants, conditions or provisions of this Lease to be observed or performed by Tenant (other than those referenced in Sections 13.1(a) and (b), above), where such failure shall continue for a period of thirty (30) days after written notice thereof from Landlord to Tenant; provided, however, that if the nature of Tenant's non-performance is such that more than thirty (30) days are reasonably required for its cure, then Tenant shall not be deemed to be in default if Tenant commences such cure within said thirty (30) day period and thereafter diligently pursues such cure to completion. In the event that Landlord serves Tenant with a notice to quit pursuant to applicable unlawful detainer statutes, said notice shall also constitute the notice required by this Section 13.1(c).

          (d) (i) The making by Tenant or any guarantor of any general arrangement or general assignment for the benefit of creditors; (ii) Tenant or any guarantor becoming a "debtor" as defined in 11 U.S.C. 101 or any successor statute thereto (unless, in the case of a petition filed against Tenant or guarantor, the same is dismissed within sixty (60) days); (iii) the institution of proceedings seeking the appointment of a trustee or receiver to take possession of substantially all of Tenant's assets located at the Premises or of Tenant's interest in this Lease, where possession is not restored to Tenant within thirty (30) days or the institution of a foreclosure proceeding against Tenant's real or personal property; or (iv) the attachment, execution or other judicial seizure of substantially all of Tenant's assets located at the Premises or of Tenant's interest in this Lease, where such seizure is not discharged within thirty (30) days. In the event that any provision of this Section 13.1(e) is contrary to any applicable law, such provision shall be of no force or effect.

          (e) The discovery by Landlord that any financial statement, representation or warranty given to Landlord by Tenant, or by any guarantor of Tenant's obligations hereunder, is or was materially false.

          (f) If Tenant is a corporation, limited liability company or a partnership, the dissolution or liquidation of Tenant.

     13.2 Remedies.

          (a) In the event of any material default or breach of this Lease by Tenant, Landlord may, at any time thereafter, with or without notice or demand, and without limiting Landlord in the exercise of any right or remedy which Landlord may have by reason of such default:

               (i) Terminate Tenant's right to possession of the Premises. Upon any such termination, Tenant shall immediately surrender possession of the Premises to Landlord. Landlord reserves all rights and remedies available to it pursuant to the terms and conditions of this Lease as well as under applicable law. Tenant hereby grants Landlord the full and free right to enter the Premises with process of law. Tenant releases Landlord of any liability for any damage resulting therefrom and waives any right to claim damage for such re-entry. Tenant also agrees that Landlord's right to re-lease or any other right given to Landlord as a consequence of Tenant's default hereunder or by operation of law is not relinquished. On termination of Tenant's right of possession, Landlord shall be entitled to recover from Tenant: (i) the unpaid rent which had been earned at the time of the termination; (ii) the amount by which the unpaid rent which would have been earned after termination until the time of the award exceeds the amount of any rental, if any, received for the Premises during such time period; (iii) the amount by which the unpaid rent for the balance of the Term of the Lease after the time of award exceeds the amount of any rent to be received (net of re-letting expenses as described below) from any replacement tenant occupying the Premises at the time of the award, or, if the Premises are not occupied at the time of the award by a rent-paying replacement tenant, the full amount of the rent to be earned hereunder for the balance of the Term of the Lease discounted to net present value assuming a discount rate of one percent (1%) above the discount rate of the Federal Reserve Bank of New York in effect at the time of the award; and provided further, however, that Landlord shall repay to Tenant the excess of the foregoing amount over any rent received for the Premises during the balance of the Term of the Lease (net of reletting expenses as described below) similarly discounted; and (iv) at the time of the award any other amount necessary to compensate Landlord for all the damage proximately caused by Tenant's failure to perform its obligations under this Lease or which in the ordinary course of events would likely result therefrom, including but not limited to, all costs and expenses attributable to recovering possession of the Premises, re-letting expenses (including the costs and expenses of any necessary repairs, renovations and alterations to the Premises (collectively, the "Costs of Reletting"), provided that in the event the relet term extends beyond the date this Lease would have terminated in the absence of such default, then the Costs of Reletting shall be prorated based upon the period of time in the remaining Term of this Lease in relationship to the relet term under the relet lease), costs of carrying the Premises (including but not limited to, Landlord's payment of real property taxes and insurance premiums), actual legal fees and associated costs and expenses. Landlord shall use commercially reasonable efforts to relet the Premises. The phrase "reasonable efforts" as it relates to Landlord's duty to attempt to relet the Premises, shall require Landlord to do only the following: (i) notify Landlord's leasing agent in writing of the availability of the Premises for reletting, (ii) post Landlord's leasing contact telephone number in the Project management office, (iii) show the Premises to any prospective tenant who requests to see the Premises and to any prospective tenant specifically referred to Landlord by Tenant, and (iv) show the "vacant" status of the Premises in posters and information brochures used at leasing trade meetings and conventions. Landlord shall not be required to relet the Premises before reletting any comparable space in the Project not producing any income to Landlord and Landlord shall be entitled to consider tenant quality, tenant-mix, and the nature of the Project and office centre in making any leasing decision. If Landlord shall substantially perform the foregoing then, anything in this Lease, or any statute or common law rule to the contrary notwithstanding, Landlord shall be deemed to have met its duty to mitigate its damages hereunder.

               (ii) maintain Tenant's right of possession in which event Landlord shall have the remedy which permits Landlord to continue this Lease in effect after Tenant's breach and abandonment and recover rent as it becomes due. Acts of maintenance or preservation, efforts to relet the Premises, or removal or storage of Tenant's personal property, shall not constitute a termination of Tenant's right to possession or act as an acceptance of any surrender of the Premises. Landlord shall not be required to relet any or all of the Premises prior to leasing other vacant space at the Project, nor shall Landlord be required to accept a tenant: (i) that does not otherwise meet Landlord's financial and other criteria, nor (ii) a tenant who intends to make a use other than the use permitted by the Lease.

               (iii) collect sublease rents (or appoint a receiver to collect such rent) and otherwise perform Tenant's obligations at the Premises, it being agreed, however, that the appointment of a receiver for Tenant shall not constitute an election by Landlord to terminate this Lease.

               (iv) pursue any other remedy now or hereafter available to Landlord under the laws or judicial decisions of the state in which the Premises are located.

          (b) No remedy or election hereunder shall be deemed exclusive, but shall, wherever possible, be cumulative with all other remedies at law or in equity. The expiration or termination of this Lease and/or the termination of Tenant's right to possession of the Premises shall not relieve Tenant of liability under any indemnity provisions of this Lease as to matters occurring or accruing during the Term hereof or by reason of Tenant's occupancy of the Premises.

          (c) If Tenant abandons the Premises, Landlord may re-enter the Premises and such re-entry shall not be deemed to constitute Landlord's election to accept a surrender of the Premises or to otherwise relieve Tenant from liability for its breach of this Lease. No surrender of the Premises shall be effective against Landlord unless Landlord has entered into a written agreement with Tenant in which Landlord expressly agrees to (i) accept a surrender of the Premises and (ii) relieve Tenant of liability under the Lease. The delivery by Tenant to Landlord of possession of the Premises shall not constitute the termination of the Lease or the surrender of the Premises.

     13.3 Default by Landlord. Landlord shall not be in default under this Lease unless Landlord fails to perform obligations required of Landlord within thirty
(30) days after written notice by Tenant to Landlord and to the holder of any mortgage or deed of trust encumbering the Project whose name and address shall have theretofore been furnished to Tenant in writing, specifying wherein Landlord has failed to perform such obligation; provided, however, that if the nature of Landlord's obligation is such that more than thirty (30) days are required for its cure, then Landlord shall not be in default if Landlord commences performance within such thirty (30) day period and thereafter diligently pursues the same to completion. This Lease and the obligations of either party hereunder shall not be affected or impaired because such party is unable to fulfill any of its obligations hereunder (other than the payment of monetary obligations hereunder) or is delayed in doing so, if such inability or delay is caused by reason of strike or other labor problems, acts of God, riot, insurrection, governmental actions or requirements, or any other cause beyond the reasonable control of such party (hereinafter, a "Force Majeure Event") , and the time for such party's performance shall be extended for the period of any such delay. Financial inability of any party shall not be considered to be a Force Majeure Event suffered by such party.

     13.4 Late Charges. Tenant hereby acknowledges that late payment by Tenant to Landlord of Base Rent, Tenant's Share of Operating Expense increases, parking charges, after hours HVAC charges, or other sums due hereunder will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult to ascertain. Such costs include, but are not limited to, processing and accounting charges and late charges which may be imposed on Landlord by the terms of any mortgage or trust deed encumbering the Project. Accordingly, if any installment of Base Rent, Tenant's Share of Operating Expense increases, parking charges, after hours HVAC charges or any other sum due from Tenant shall not be received by Landlord when such amount shall be due, then, without any requirement for notice to Tenant, Tenant shall pay to Landlord a late charge equal to six percent (6%) of such overdue amount. The parties hereby agree that such late charge represents a fair and reasonable estimate of the costs Landlord will incur by reason of late payment by Tenant. Acceptance of such late charge by Landlord shall in no event constitute a waiver of Tenant's default with respect to such overdue amount, nor prevent Landlord from exercising any of the other rights and remedies granted hereunder including the assessment of interest under Section 13.5. Notwithstanding anything to the contrary in this Section 13.4, Landlord agrees to waive imposition of such late charge on the first (1st) occasion in any twelve (12) month period, provided the overdue payment is made within five (5) business days after Landlord gives Tenant written notice that the payment was not made when due.

     13.5 Interest on Past-due Obligations. Except as expressly herein provided, any amount due to Landlord that is not paid when due shall bear interest at the lesser of two percent (2%) per annum over the "prime rate" as established by Citibank, N.A., or the maximum rate permitted by applicable law. Payment of such interest shall not excuse or cure any default by Tenant under this Lease; provided, however, that interest shall not be payable on late charges incurred by Tenant nor on any amounts upon which late charges are paid by Tenant.

     13.6 Payment of Rent after Default. If Tenant fails to pay Base Rent, Tenant's Share of Operating Expense increases, parking charges or any other monetary obligation due hereunder on the date it is due, after Tenant's third failure to pay any monetary obligation on the date it is due, at Landlord's option, all monetary obligations of Tenant hereunder shall thereafter be paid by cashiers check. If Landlord has required Tenant to make said payments by cashiers check, Tenant's failure to make a payment by cashiers check shall be a material default hereunder.

14. Landlord's Right to Cure Default; Payments by Tenant. All covenants and agreements to be kept or performed by Tenant under this Lease shall be performed by Tenant at Tenant's sole cost and expense and without any reduction of rent. If Tenant shall fail to perform any of its obligations under this Lease, within a reasonable time after such performance is required by the terms of this Lease, Landlord may, but shall not be obligated to, after three (3) days' prior written notice to Tenant, make any such payment or perform any such act on Tenant's behalf without waiving its rights based upon any default of Tenant and without releasing Tenant from any obligations hereunder. Tenant shall pay to Landlord, within thirty (30) days after delivery by Landlord to Tenant of statements therefor, an amount equal to the expenditures reasonably made by Landlord in connection with the remedying by Landlord of Tenant's defaults pursuant to the provisions of this Section 14.

15. Condemnation. If any portion of the Premises or the Project are taken under the power of eminent domain, or sold under the threat of the exercise of said power (all of which are herein called "condemnation"), this Lease shall terminate as to the part so taken as of the date the condemning authority takes title or possession, whichever first occurs; provided that if so much of the Premises or Project are taken by such condemnation as would substantially and adversely affect the operation and profitability of Tenant's business conducted from the Premises, and said taking lasts for ninety (90) days or more, Tenant shall have the option, to be exercised only in writing within thirty (30) days after Landlord shall have given Tenant written notice of such taking (or in the absence of such notice, within thirty (30) days after the condemning authority shall have taken possession), to terminate this Lease as of the date the condemning authority takes such possession. If a taking lasts for less than ninety (90) days, Tenant's rent shall be abated during said period but Tenant shall not have the right to terminate this Lease. If Tenant does not terminate this Lease in accordance with the foregoing, this Lease shall remain in full force and effect as to the portion of the Premises remaining, except that the rent and Tenant's Share of Operating Expenses shall be reduced in the proportion that the usable floor area of the Premises taken bears to the total usable floor area of the Premises. Common Areas taken shall be excluded from the Common Areas usable by Tenant and no reduction of rent shall occur with respect thereto or by reason thereof. Landlord shall have the option in its sole discretion to terminate this Lease as of the taking of possession by the condemning authority, by giving written notice to Tenant of such election within thirty (30) days after receipt of notice of a taking by condemnation of any part of the Premises or the Project. Any award for the taking of all or any part of the Premises or the Project under the power of eminent domain or any payment made under threat of the exercise of such power shall be the property of Landlord, whether such award shall be made as compensation for diminution in value of the leasehold or for the taking of the fee, as severance damages, or as damages for tenant improvements; provided, however, that Tenant shall be entitled to any separate award for loss of or damage to Tenant's trade fixtures and removable personal property and any award available for the relocation of Tenant's business. In the event that this Lease is not terminated by reason of such condemnation, and subject to the requirements of any lender that has made a loan to Landlord encumbering the Project, Landlord shall to the extent of severance damages received by Landlord in connection with such condemnation, repair any damage to the Project caused by such condemnation except to the extent that Tenant has been reimbursed therefor by the condemning authority. Tenant shall pay any amount in excess of such severance damages required to complete such repair. Except as set forth in this Section 15, Landlord shall have no liability to Tenant for interruption of Tenant's business upon the Premises, diminution of Tenant's ability to use the Premises, or other injury or damage sustained by Tenant as a result of such condemnation.

16. Vehicle Parking.

     16.1 Use of Parking Facilities. During the Term and subject to the rules and regulations attached hereto as Exhibit "C" as modified by Landlord from time to time (the "Rules"), Tenant shall be entitled to use the number of parking spaces set forth in Section 1.13 in the parking facility of the Project . Landlord reserves the right at any time to relocate Tenant's reserved and unreserved parking spaces, provided such new spaces shall be located in the same general area as the original parking spaces and Landlord does not reduce Tenant's covered "reserved" spaces. The foregoing notwithstanding, Landlord shall not have the right to relocate Tenant's reserved parking spaces designated as not being subject to relocation on Exhibit A-2 unless required by law. If Tenant commits or allows in the parking facility any of the activities prohibited by the Lease or the Rules, then Landlord shall have the right, without notice, in addition to such other rights and remedies that it may have, to remove or tow away the vehicle involved and charge the cost to Tenant, which cost shall be immediately payable by Tenant upon demand by Landlord. Tenant's parking rights are the personal rights of Tenant and Tenant shall not transfer, assign, or otherwise convey its parking rights separate and apart from this Lease.

                            See Addendum Paragraph 6

     16.2 Parking Charges. [Intentionally omitted].

17. Broker's Fee. Tenant and Landlord each represent and warrant to the other that neither has had any dealings or entered into any agreements with any person, entity, broker or finder other than the persons, if any, listed in
Section 1.15, in connection with the negotiation of this Lease, and no other broker, person, or entity is entitled to any commission or finder's fee in connection with the negotiation of this Lease, and Tenant and Landlord each agree to indemnify, defend and hold the other harmless from and against any claims, damages, costs, expenses, attorneys' fees or liability for compensation or charges which may be claimed by any such unnamed broker, finder or other similar party by reason of any dealings, actions or agreements of the indemnifying party. Landlord shall pay any commission(s) due Broker identified in Section 1.15, according to separate agreement between Broker and Landlord.

18. Estoppel Certificate.

     18.1 Delivery of Certificate.
Tenant shall at any time upon not less than ten (10) days' prior written notice from Landlord execute, acknowledge and deliver to Landlord a statement in writing certifying such information as Landlord may reasonably request including, but not limited to, the following: (a) that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Lease, as so modified, is in full force and effect) (b) the date to which the

Base Rent and other charges are paid in advance and the amounts so payable, (c) that there are not, to Tenant's knowledge, any uncured defaults or unfulfilled obligations on the part of Landlord, or specifying such defaults or unfulfilled obligations, if any are claimed, and (d) that all tenant improvements to be constructed by Landlord, if any, have been completed in accordance with Landlord's obligations and Tenant has taken possession of the Premises. Any such statement may be conclusively relied upon by any prospective purchaser or encumbrancer of the Project.

     18.2 Failure to Deliver Certificate. At Landlord's option, the failure of Tenant to deliver such statement within such time shall constitute a material default of Tenant hereunder.

     18.3 Financial Information. If Landlord desires to finance, refinance, or sell the Project, or any part thereof, Tenant hereby agrees to deliver, and to cause any guarantor of Tenant's obligations to deliver, to any lender or purchaser designated by Landlord such financial statements of Tenant or any guarantor and other information as may be reasonably required by such lender or purchaser. All such financial statements shall be received by Landlord and such lender or purchaser in confidence and shall be used only for the purposes herein set forth.

19. Landlord's Liability. Tenant acknowledges that Landlord shall have the right to transfer all or any portion of its interest in the Project and to assign this Lease to the transferee. Tenant agrees that in the event of such a transfer Landlord shall automatically be released from all liability under this Lease accruing from and after the date of such transfer provided such transferee has assumed in writing all of Landlord's obligations hereunder; and Tenant hereby agrees to look solely to Landlord's transferee for the performance of Landlord's obligations hereunder after the date of the transfer. Upon such a transfer, Landlord shall, at its option, return Tenant's security deposit to Tenant or transfer Tenant's security deposit to Landlord's transferee and, in either event, Landlord shall have no further liability to Tenant for the return of its security deposit. Subject to the rights of any lender holding a mortgage or deed of trust encumbering all or part of the Project, Tenant agrees to look solely to Landlord's equity interest in the Project (including any condemnation awards, insurance or sales proceeds, or rental income attributable to the Project) for the collection of any judgment requiring the payment of money by Landlord arising out of (a) Landlord's failure to perform its obligations under this Lease or (b) the negligence or willful misconduct of Landlord, its partners, employees and agents. No partner, employee or agent of Landlord shall be personally liable for the performance of Landlord's obligations hereunder or be named as a party in any lawsuit arising out of or related to, directly or indirectly, this Lease and the obligations of Landlord hereunder. The obligations under this Lease do not constitute personal obligations of the individual partners of Landlord and Tenant shall not seek recourse against the individual partners of Landlord or their assets.

20. Indemnity. Except as set forth in Section 9.4 of the Lease, Tenant hereby agrees to indemnify, defend and hold harmless Landlord and its employees, partners, agents, lenders and ground lessors (said persons and entities are hereinafter collectively referred to as the "Landlord Indemnified Parties") from and against any and all liability, loss, cost, damage, claims, loss of rents, liens, judgments, penalties, fines, settlement costs, investigation costs, the cost of consultants and experts, attorneys' fees, court costs and other legal expenses, the effect of environmental contamination, the removal, remediation and/or abatement of Hazardous Substances (as said term is defined in Section 22 of the Lease) and other expenses (hereinafter collectively referred to as "Damages") arising out of or related to a "Landlord Indemnified Matter," as defined below. For purposes of this Paragraph 20, a "Landlord Indemnified Matter" shall mean any matter for which one or more of the Landlord Indemnified Parties incurs liability or Damages if the liability or Damages arise out of or involve, i) Tenant or its employees or agents, (all of said persons or entities are hereinafter collectively referred to as "Tenant Parties"), negligent use of the Premises or the Project; ii) any negligent act or omission of a Tenant Party; iii) Tenant's failure to perform any of its obligations under the Lease; iv) the existence, use or disposal of any Hazardous Substance brought on to the Project by a Tenant Party; or v) any other matter for which Tenant has agreed to indemnify Landlord pursuant to any other provision of this Lease. Except as set forth in Section 9.4 of the Lease, Landlord hereby agrees to indemnify, defend and hold harmless Tenant and its shareholders, affiliated entities, employees, partners, agents, and lenders (said persons and entities are hereinafter collectively referred to as the "Tenant Indemnified Parties") from and against any and all Damages arising out of or related to "Tenant Indemnified Matters," as defined below. For purposes of this Paragraph 20, a "Tenant Indemnified Matter" shall mean any matter for which one or more of the Tenant Indemnified Parties incurs liability or Damages if the liability or Damages arise out of or involve, i) Landlord or its employees, partners, agents, lenders and ground lessors (said persons are hereinafter collectively referred to as "Landlord Parties") negligent use, occupancy or operation of the Project;
ii) any negligent act or omission of a Landlord Party; iii) Landlord's failure to perform any of its obligations under the Lease or the Work Letter Agreement;
iv) the existence, use or disposal of any Hazardous Substances brought on to the Project by a Landlord Party; or v) any other matters for which Landlord has agreed to indemnify Tenant pursuant to any other provisions of this Lease. Landlord's and Tenant's obligations hereunder shall include, but shall not be limited to i) compensating the Landlord Indemnified Parties or the Tenant Indemnified Parties, as the case may be, for damages arising out of Landlord Indemnified Matters or Tenant Indemnified Matters and ii) providing defense, with counsel reasonably satisfactory to the indemnified party, at the other party's sole expense, of any claims, actions or proceedings arising out of or relating to a Landlord Indemnified Matter or a Tenant Indemnified Matter, as the case may be, whether or not litigated or reduced to judgment and whether or not well founded. The indemnified parties need not first pay any Damages to be indemnified hereunder. This indemnity is intended to apply to the fullest extent permitted by applicable law. The parties' obligations under this Paragraph shall survive the expiration or termination of the Lease.

21. Exemption of Landlord from Liability. Landlord shall not be liable for injury to Tenant's business or any loss of income therefrom or for loss of or damage to the goods, wares, merchandise or other property of Tenant, Tenant's employees, invitees, customers, or any other person in or about the Project, nor shall Landlord be liable for injury to the person of Tenant, Tenant's employees, agents or contractors, whether such damage or injury is caused by or results from any cause whatsoever including, but not limited to, theft, criminal activity at the Project, negligent security measures, bombings or bomb scares, hazardous waste (except as otherwise set forth in Section 22(p), fire, steam, electricity, gas, water or rain, breakage of pipes, sprinklers, plumbing, air conditioning or lighting fixtures, or from any other cause, whether said damage or injury results from conditions arising upon the Premises or upon other portions of the Project, or from other sources or places, or from new construction or the repair, alteration or improvement of any part of the Project, or of the equipment, fixtures or appurtenances applicable thereto, unless the cause of the damage or injury arises out of Landlord's or its employees or agents willful misconduct. Landlord shall not be liable for any damages arising from any act or neglect of any other tenant, occupant or user of the Project, nor from the failure of Landlord to enforce the provisions of the lease of any other tenant of the Project. Notwithstanding anything to the contrary contained in this Section 21, nothing in this Section 21 shall relieve Landlord from liability to the extent resulting from (x) the willful misconduct of Landlord or any of its agents, partners or employees, or (y) a breach of this Lease by Landlord. Tenant, as a material part of the consideration to Landlord hereunder, hereby assumes all risk of damage to property of Tenant or injury to persons, in, upon or about the Project arising from any cause, except as otherwise set forth in this Section 21 and Tenant hereby waives all claims in respect thereof against Landlord, its agents, partners and employees. Landlord, as a material part of the consideration to Tenant hereunder, hereby agrees that Tenant shall not be liable for injury to Landlord's business or for loss of or damage to the goods, wares, merchandise or other property of Landlord or Landlord's employees, unless due to or caused by the willful misconduct of Tenant, its employees or agents, and Landlord hereby waives all claims in respect thereof against Tenant, its employees and agents. The foregoing notwithstanding, nothing herein shall relieve Tenant from liability to the extent resulting from (x) the willful misconduct of Tenant or any of its agents, partners or employees, or (y) a breach of this Lease by Tenant.

22. Environmental Provisions.

          (a) For purposes of this lease, the following additional definitions shall apply:

               (i) "Hazardous Substances" shall include any pollutants, petroleum products, dangerous substances, toxic substances, hazardous wastes, hazardous materials, or hazardous substances as defined in or pursuant to the Industrial Site Recovery Act and all rules, regulations, orders, directives and opinions promulgated thereunder ("ISRA") N.J.S.A. 13:1K-6 et seq.; the Spill Compensation and Control Act, N.J.S.A. 58:10-23.11 et seq. and all rules, regulations, orders, directives and opinions promulgated thereunder ("Spill Act"); the Solid Waste Management Act, N.J.S.A. 13:1E-1 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. 6901 et seq.; the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. 9601 et seq. and all rules, regulations, orders, directives and opinions promulgated thereunder ("CERCLA"); or any other Federal, State or Local environmental law or ordinance; and all rules, regulations, orders, directives and opinions promulgated under the foregoing, any amendments to any of the foregoing and any successor legislation to any of the foregoing (collectively "Environmental Laws");

               (ii) "Release" means releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping;

               (iii) "Notice" means any summons, citation, directive, order, claim, litigation, investigation, proceeding, judgment, letter, submission or other communication, written or oral, actual or threatened, from the New Jersey Department of Environmental Protection ("DEP"), the United States Environmental Protection Agency ("EPA"), any other Federal, State or Local agency or authority or any other entity or any individual, concerning any act or omission resulting or which may result in the Release of Hazardous Substances into the waters or onto the lands of the State of New Jersey or into waters outside the jurisdiction of the State of New Jersey or into the "environment" as such terms are defined in CERCLA, or otherwise related to any Environmental Law or Tenant's obligations pursuant to this Section 22. "Notice" shall include the imposition of any liens of any real or personal property or revenues of Tenant including, but not limited to, Tenant's interest in the Premises or any of Tenant's property located thereon, pursuant to or resulting from the violation of any Environmental Law, or any other governmental actions, orders or permits or any knowledge after due inquiry and investigation of any facts which could give rise to any of the above.

          (b) To the extent that Tenant may be permitted under applicable law to use the Premises and/or the Project for the generating, manufacturing, refining, transporting, treating, storing, handling, disposing, transferring or processing of Hazardous Substances, Tenant shall ensure that said use shall be conducted at all times strictly in accordance with applicable Environmental Law. Tenant shall not cause nor permit as a result of any intentional or unintentional act or omission, a Release of Hazardous Substances. If any intentional or unintentional act or omission results in any actual or alleged Release of Hazardous Substances, Tenant promptly shall conduct necessary sampling and cleanup and remediate such Release in accordance with applicable Environmental Laws.

          (c) Tenant shall not operate any business at the Premises which shall be subject to ISRA. Tenant hereby represents that its Standard Industrial Classification (herein "SIC") Number is 422990 as determined by reference to the SIC Manual and its operations shall consist of the Use described in Section 1.5. Notwithstanding any provision of ISRA to the contrary, if the Tenant's operations become subject to ISRA, Tenant, at Tenant's own expense, shall do whatever is necessary to comply with ISRA whenever an obligation to do so arises. If Landlord reasonably suspects that Tenant's operations may be subject to ISRA or if Landlord needs a letter from DEP on behalf of Tenant in connection with a sale or refinancing of the Project, then if requested to do so by Landlord, but no more often than once per year, Tenant shall obtain a letter from DEP or any successor agency confirming that ISRA does not apply to Tenant's operations. If such letter is obtained due to Landlord's belief that Tenant's operations are subject to ISRA, Tenant shall bear all costs of obtaining such letter. If, however, such letter is requested due to a sale or refinancing of the Project, Landlord shall bear the costs of obtaining such letter. At no expense to Landlord, Tenant promptly shall provide all information requested by Landlord regarding or in furtherance of ISRA compliance. Tenant shall sign any affidavit concerning compliance with Environmental Laws submitted by Landlord which is true, accurate and complete; if an affidavit is not true, accurate and complete, Tenant shall provide the necessary information to make it true, accurate or complete and then shall sign same.

          (d) Tenant promptly shall furnish Landlord with true copies of any Notices of any nature made by Tenant to, or received by Tenant from DEP, EPA, or any local, state or federal authority.

          (e) Notwithstanding anything in this Lease to the contrary, and without limiting any other provisions of this Section 22, Tenant, at its sole cost and expense, shall observe, comply and fulfill all of the terms and provisions of all applicable Environmental Laws, as the same may be amended from time to time, as they relate to Tenant's use and occupancy of the Premises during the term of this Lease.

     Without limiting the foregoing, Tenant agrees:

               (i) That it shall not do or omit to do nor suffer the commission or omission of any act, the commission or omission of which is prohibited by or may result in liability pursuant to any Environmental Law, including without limitation, the Release of Hazardous Substances;

               (ii) Unless such event is triggered by the act of Landlord, whenever the provisions of any Environmental Law requires the "owner or operator" of the Premises to do any act, Tenant on behalf of Tenant and/or Landlord, as the case may be, shall do such act at its sole cost and expense, including the making of all submissions and the providing of all information, it being the intention of the parties hereto that Landlord shall be free of all expenses and obligations arising from or in connection with compliance with Environmental Laws relating to the Premises and that Tenant shall fulfill all such obligations and pay all such expenses.

          (f) In the event there shall be filed a lien against the Premises and/or the Project arising out of a claim(s) by DEP pursuant to the provisions of the Spill Act or by EPA pursuant to the provisions of CERCLA, Tenant immediately either shall: 1) pay the claim and remove the lien from the Premises and/or the Project; or, ii) furnish a bond, cash receipt or other security satisfactory to Landlord sufficient to discharge the claim out of which the lien arises.

          (g) (i) Tenant promptly shall provide Landlord with all documentation and correspondence provided to DEP pursuant to the Worker and Community Right to Know Act, N.J.S.A. 34:5A-1 et seq., and all rules, regulations, orders, directives and opinions promulgated thereunder.

               (ii) Tenant promptly shall supply Landlord all reports and notices made by Tenant pursuant to the Hazardous Substance Discharge Reports and Notices Act, N.J.S.A. 13:1K-15, et seq. and all rules, regulations, orders, directives and opinions promulgated thereunder.

               (iii) Tenant promptly shall provide Landlord with a copy of all permits obtained pursuant to any Environmental Law.

          (h) Tenant acknowledges that for Landlord to comply with the requirements of Environmental Laws, Landlord from time to time, may have to enter the Premises. Landlord and/or its agents shall have an irrevocable license and right to enter the Premises for such purposes. All such entry by Landlord and/or its agents shall be upon reasonable notice to Tenant.

          (i) Tenant agrees to cooperate with Landlord to provide any information necessary to Landlord in order to effect compliance with any Environmental Law and to execute any documents requested by Landlord in connection with compliance with any Environmental Law.

          (j) Tenant shall cooperate fully in allowing, from time to time, such examinations, tests, inspections and reviews of the Premises as Landlord, in its sole and absolute discretion, shall determine to be advisable in order to evaluate any potential environmental problems or Tenant's compliance with Environmental Laws.

          (k) Tenant shall indemnify, defend and hold Landlord harmless from any and all fines, suits, procedures, claims, liabilities, costs and actions of any kind, including counsel fees (including those incurred to enforce this indemnity or for any other purpose) arising out of or in any way related to (1) any spills or discharges of Hazardous Substances at the Premises and/or Project caused by Tenant or (2) Tenant's failure to comply with the provisions of this Lease. Tenant's obligations and liabilities pursuant to this Lease shall continue for so long as Landlord remains responsible or liable under Environmental Laws or otherwise for any spills or discharges of Hazardous Substances and/or for any violations of Environmental Laws which occur during Tenant's possession of the Premises. Tenant's failure to abide by the terms of this Section shall be enforceable by injunction.

          (l) Notwithstanding anything to the contrary contained in this Lease, Tenant shall not be responsible for complying with any Environmental Law in connection with any spill or Release of Hazardous Substances which shall have occurred prior to the Possession Date of this Lease.

          (m) In the event Tenant shall fail to comply in full with this Section, Landlord, at its option, may perform any and all of Tenant's obligations as aforesaid, and all costs and expenses so incurred by Landlord shall be deemed a claim against Tenant as Additional Rent payable on demand.

          (n) In no event shall Landlord be liable or responsible to Tenant or anyone claiming through or under Tenant for the failure of any other tenant or other person to comply with any Environmental Law and Tenant shall not be excused from the performance of any obligation hereunder due to such failure.

          (o) The provisions of this Section 22 shall survive the expiration or earlier termination of this Lease, regardless of the reason for such termination and compliance with the provisions of this Section 22 may require Tenant to expend funds or perform acts after the expiration or termination of this Lease. Tenant agrees to expend such funds and/or perform such acts and shall not be excused therefrom notwithstanding any expiration or termination of this Lease, it being agreed and acknowledged that Landlord would not have entered into this Lease but for the provisions of this Section 22.

          (p) Landlord represents and warrants that, as of the date of this Lease, to the best of its knowledge and belief there are no Hazardous Materials on, in or under the Premises or the Building. Tenant shall have no liability arising from the existence or disposal of Hazardous Material brought into the Building by anyone other than Tenant. Landlord shall indemnify, defend and hold harmless Tenant from and against any and all claims, judgments, damages, penalties, fines, costs, liabilities or losses which arise solely as a result of the existence or disposal of Hazardous Material brought on, in or under the Premises, the Building or the Project caused by Landlord, its employees or agents. Landlord's covenants shall survive the expiration or earlier termination of the Lease. Notwithstanding the foregoing, both parties hereto recognize and acknowledge that the other party or their respective agents may use and store within the Building reasonable quantities of customary office and cleaning supplies; provided such items are stored, used and disposed of in accordance with applicable federal, state or local law.

23. Medical Waste Disposal. If Tenant produces medical waste, Landlord may, at its option, provide medical waste disposal services to Tenant. If Landlord elects to provide such services, Landlord may require Tenant to use said services. Landlord, at its option, may bill Tenant directly for such services, which amounts shall then constitute additional rent hereunder, or Landlord may include the cost of providing such services in Operating Expenses. Tenant waives its right to the fullest extent allowed by law to assert any claim against Landlord in connection with the negligent provision of medical waste disposal services by Landlord. In the event Landlord is unable or chooses not to provide such disposal services to Tenant, Tenant shall arrange for the disposal of its medical waste and such disposal shall be done in compliance with all applicable laws. Tenant hereby agrees to indemnify, defend and hold harmless Landlord against any cost, loss, liability, action, suit or expense (including attorneys' fees) arising out of or relating to the existence of or the disposal of medical waste produced by Tenant at the Premises.

24. Tenant Improvements. Landlord shall perform "Landlord's Work" in accordance with Paragraph 7 of the Addendum. Except as expressly provided herein to the contrary, Tenant acknowledges and agrees that Landlord shall not be obligated to construct any tenant improvements on behalf of Tenant. Except as set forth in Paragraph 7 of the Addendum, it is specifically understood and agreed that Landlord has no obligation and has made no promises to alter, remodel, improve, renovate, repair or decorate the Premises, the Project, or any part thereof, or to provide any allowance for such purposes, and that no representations respecting the condition of the Premises or the Project have been made by Landlord to Tenant.

                            See Addendum Paragraph 7

25. Subordination.

     25.1 Effect of Subordination. This Lease, and any Option (as defined in
Section 26 below) granted hereby shall be subordinate to any ground lease, mortgage, deed of trust, or any other hypothecation or security now or hereafter placed upon the Project and to any and all advances made on the security thereof and to all renewals, modifications, consolidations, replacements and extensions thereof. Notwithstanding such subordination, Tenant's right to quiet possession of the Premises shall not be disturbed if Tenant is not in default and so long as Tenant shall pay the rent and observe and perform all of the provisions of this Lease, unless this Lease is otherwise terminated pursuant to its terms. In the event of a foreclosure of any such mortgage or the termination of this Lease, Tenant will, upon request of any person or party succeeding to the interest of Landlord as a result of such foreclosure or termination, automatically become the Tenant of such successor in interest without change in the terms or other provisions of this Lease. Upon request by Landlord's mortgagee or such successor in interest, Tenant shall execute and deliver, on terms and conditions reasonably acceptable to the parties, an instrument or instruments confirming the attornment herein provided for. If any mortgagee, trustee or ground lessor shall elect to have this Lease and any Options granted hereby prior to the lien of its mortgage, deed of trust or ground lease, and shall give written notice thereof to Tenant, this Lease and such Options shall be deemed prior to such mortgage, deed of trust or ground lease, whether this Lease or such Options are dated prior or subsequent to the date of said mortgage, deed of trust or ground lease or the date of recording thereof. In the event that the Project shall become subject to any lien of any mortgage, deed of trust or any other hypothecation or security after the date hereof, then Tenant's agreement to subordinate set forth herein shall be conditioned upon Landlord obtaining a subordination, non-disturbance and attornment agreement on such lender's standard form on behalf of Tenant. Landlord agrees to endeavor to have such lender agree to add language to such subordination, non-disturbance and attornment agreement requiring the lender to release the insurance proceeds for restoration of any damage.

     25.2 Execution of Documents. Tenant agrees to execute and acknowledge any documents required to effectuate an attornment, a subordination, or to make this Lease or any Option granted herein prior to the lien of any mortgage, deed of trust or ground lease, as the case may be. Tenant's failure to execute such documents within ten (10) days after written demand shall constitute a material default by Tenant hereunder.

     25.3 Obligations of Mortgagee. Anything herein contained to the contrary notwithstanding, under no circumstances shall any mortgagee or purchaser upon foreclosure, or any assignee or lessee of such mortgagee or purchaser, as the case may be, whether or not it shall have succeeded to the interests of the Landlord under this Lease, be:

          (a) Liable for any act, omission or default of any prior landlord (except in the event of a default which continues after the date of such transfer) or for the return of any security deposit or part thereof not actually received by such lessor, mortgagee, purchaser, assignee, or lessee, as the case may be; or

          (b) subject to any offsets, claims or defenses that the Tenant might have against any prior landlord; or

          (c) bound by any Base Rent or other payment required to be made by Tenant hereunder that Tenant might have paid to any prior landlord for more than one month in advance or for more than three months in advance where such rent payments are payable at intervals of more than one month; or

          (d) bound by any modification, amendment or abridgment of the Lease, or any cancellation or surrender of the same (except any such cancellation made by Landlord as a result of a default by Tenant), made without its prior written approval.

     25.4 Condition of Subordination. Notwithstanding anything to the contrary contained herein, Landlord and Tenant acknowledge that Tenant is subordinating its interest in this Lease, and executing and delivering this Lease to Landlord conditionally upon the receipt by Tenant of a subordination, non-disturbance and attornment agreement (hereinafter the "SNDA"), duly executed by Landlord's current mortgagee (Fleet National Bank, as Agent) and the parties hereto, in form and substance as set forth on Exhibit K attached hereto. In the event Tenant does not receive a fully executed counterpart of the SNDA within forty-five (45) days of the date hereof, Tenant shall have the right to terminate this Lease upon written notice to Landlord. In the event of such termination, Landlord shall return to Tenant the Letter of Credit delivered herewith, and any other monies deposited hereunder, and thereafter, neither party shall have any further obligations to the other with respect to this Lease."

26. Options.

     26.1 Definition. As used in this Lease, the word "Option" has the following meaning: (1) the right or option to extend the Term of this Lease or to renew this Lease, and (2) the option or right of first refusal to lease the Premises or the right of first offer to lease the Premises or the right of first refusal to lease other space within the Project or the right of first offer to lease other space within the Project. Any Option granted to Tenant by Landlord must be evidenced by a written option agreement attached to this Lease as a rider or addendum or said option shall be of no force or effect.

     26.2 Options Personal. Each Option granted to Tenant in this Lease (other than the Option to Renew contained in Paragraph 8 of the Addendum), if any, is personal to the original Tenant and any Permitted Transferee as defined in Paragraph 5 of the Addendum, and may be exercised only by the original Tenant or Permitted Transferee while occupying the entire Premises and may not be exercised or be assigned, voluntarily or involuntarily, by or to any person or entity other than Tenant, including, without limitation, any permitted transferee as defined in Section 12. The Options, if any, herein granted to Tenant are not assignable separate and apart from this Lease, nor may any Option be separated from this Lease in any manner, either by reservation or otherwise. If at any time an Option is exercisable by Tenant, the Lease has been assigned, or a sublease exists as to any portion of the Premises other than to a Permitted Transferee, the Option shall be deemed null and void and neither Tenant nor any assignee or subtenant shall have the right to exercise the Option.

     26.3 Multiple Options. In the event that Tenant has multiple Options to extend or renew this Lease a later Option cannot be exercised unless the prior Option to extend or renew this Lease has been so exercised.

     26.4 Effect of Default on Options. Tenant shall have no right to exercise an Option (i) during the time commencing from the date Landlord gives to Tenant a notice of default pursuant to Section 13.1 and continuing until the noncompliance alleged in said notice of default is cured, or (ii) if Tenant is in default of any of the terms, covenants or conditions of this Lease. The period of time within which an Option may be exercised shall not be extended or enlarged by reason of Tenant's inability to exercise an Option because of the provisions of this Section 26.4.

     26.5 Limitations on Options. [Intentionally omitted]

                       See Addendum Paragraphs 8, 9 and 10

27. Landlord Reservations. Landlord shall have the right: (a) to change the name and address of the Project or Building upon not less than ninety (90) days prior written notice if, and only if, directed to do so by a governmental or other authority having jurisdiction thereover; (b) to provide and install Building standard graphics on or near the door of the Premises and such portions of the Common Areas as Landlord shall determine, in Landlord's sole discretion it being agreed that the expense of installing such Building standard graphics shall be considered an Operating Expense, as and to the extent provided in Section 5.1);
(c) to permit any tenant the exclusive right to conduct any business as long as such exclusive right does not conflict with any rights expressly given herein; and (d) subject to the rights granted to Tenant pursuant to Paragraph 11 of the Addendum, to place signs, notices or displays upon the roof, interior, exterior or Common Areas of the Project. Tenant shall not use a representation (photographic or otherwise) of the Building or the Project or their name(s) in connection with Tenant's business or suffer or permit anyone, except in an emergency, to go upon the roof of the Building. Landlord reserves the right to use the exterior walls of the Premises, and the area beneath, adjacent to and above the Premises together with the right to install, use, maintain and replace equipment, machinery, pipes, conduits and wiring through the Premises, which serve other parts of the Project provided that Landlord's use does not unreasonably interfere with Tenant's use of the Premises. Notwithstanding Landlord's limited right to change the name of the Building as set forth in subsection (a) above, Landlord shall have the right, at any time during the Term of the Lease, to place signage containing the Building address on the exterior of the Building at the front entrance (i.e., canopy or glass doors).

28. Changes to Project. Landlord shall have the right, in Landlord's sole discretion, from time to time, to make changes to the size, shape, location, number and extent of the improvements comprising the Project (hereinafter referred to as "Changes") including, but not limited to, the Project interior and exterior, the Common Areas, elevators, escalators, restrooms, HVAC, electrical systems, communication systems, fire protection and detection systems, plumbing systems, security systems, parking control systems, driveways, entrances, parking spaces, parking areas and landscaped areas so long as such Changes do not have a permanent material adverse effect on Tenant's use and enjoyment of or access to the Premises. In connection with the Changes, Landlord may, among other things, erect scaffolding or other necessary structures at the Project, limit or eliminate access to portions of the Project, including portions of the Common Areas, or perform work in the Building, which work may create noise, dust or leave debris in the Building. Tenant hereby agrees that such Changes and Landlord's actions in connection with such Changes shall in no way constitute a constructive eviction of Tenant or entitle Tenant to any abatement of rent. Landlord shall have no responsibility or for any reason be liable to Tenant for any direct or indirect injury to or interference with Tenant's business arising from the Changes, nor shall Tenant be entitled to any compensation or damages from Landlord for any inconvenience or annoyance occasioned by such Changes or Landlord's actions in connection with such Changes.

29. Substitution of Other Premises. [Intentionally omitted].

30. Holding Over. If Tenant remains in possession of the Premises or any part thereof after the expiration or earlier termination of the Term hereof, such occupancy shall be a tenancy from month to month upon all the terms and conditions of this Lease pertaining to the obligations of Tenant, except that
(i) for the first three (3) months following the expiration or earlier termination of the Term, the Base Rent payable shall be one hundred twenty-five percent (125%) of the Base Rent payable immediately preceding the termination date of this Lease, (ii) for the fourth through sixth months following the expiration or earlier termination of the Lease, the Base Rent payable shall be one hundred fifty percent (150%) of the Base Rent payable immediately preceding the termination date of the Lease, and (iii) thereafter, the Base Rent payable shall be two hundred percent (200%) of the Base Rent payable immediately preceding the termination date of the Lease, and all Options, if any, shall be deemed terminated and be of no further effect. Nothing contained herein shall be construed to constitute Landlord's consent to Tenant holding over at the expiration or earlier termination of the Lease Term. In the event Tenant remains in possession of the Premises or any part thereof for more than two hundred seventy (270) days after the expiration or earlier termination of the Term hereof, Tenant hereby agrees to indemnify, hold harmless and defend Landlord from any cost, loss, claim or liability (including attorneys' fees) Landlord may incur as a result of Tenant's failure to surrender possession of the Premises to Landlord on or before the two hundred seventieth (270th) day following the expiration or earlier termination of the Term hereof.

31. Landlord's Access.

     31.1 Access. Landlord and Landlord's agents and employees shall have the right to enter the Premises at reasonable times and upon reasonable notice to Tenant for the purpose of inspecting the Premises, performing any services required of Landlord, showing the Premises to prospective purchasers, lenders, or tenants, undertaking safety measures and making alterations, repairs, improvements or additions to the Premises or to the Project. In the event of an emergency, Landlord may gain access to the Premises by any reasonable means without notice, and Landlord shall not be liable to Tenant for damage to the Premises or to Tenant's property resulting from such access. Landlord may at any time place on or about the Building for sale or for lease signs and Landlord may at any time during the last one hundred twenty
(120) days of the Term (or the Option terms as applicable if Tenant exercises its Options to renew pursuant to Paragraph 8 of the Addendum) hereof place on or about the Premises for lease signs.

     31.2 Keys. Landlord shall have the right to retain keys to the Premises and to unlock all doors at the Premises, and in the case of emergency to enter the Premises by any reasonably appropriate means, and any such entry shall not be deemed a forcible or unlawful entry or detainer of the Premises or an eviction. Tenant waives any claims for damages or injuries or interference with Tenant's property or business in connection therewith. Tenant shall provide Landlord with one key for each lock in the Premises.

32. Security Measures. The parties hereby acknowledge that the Building shall be equipped with a magnetic lock card key access system. Tenant hereby acknowledges, however, that Landlord shall have no obligation whatsoever to provide guard service or other security measures for the benefit of the Premises or the Project, and Landlord shall have no liability to Tenant due to its failure to provide such services. Tenant assumes all responsibility for the protection of Tenant, its agents, employees, contractors and invitees and the property of Tenant and of Tenant's agents, employees, contractors and invitees from acts of third parties. Nothing herein contained shall prevent Landlord, at Landlord's sole option, from implementing security measures for the Project or any part thereof, in which event Tenant shall participate in such security measures and the cost thereof shall be included within the definition of Operating Expenses. Landlord shall have the right, but not the obligation, to require all persons entering or leaving the Project to identify themselves to a security guard and to reasonably establish that such person should be permitted access to the Project. At Tenant's election and at Tenant's sole cost and expense, Tenant shall have the right to connect any security system for the Premises to the Building security system provided Tenant's system is compatible and shall not interfere with the Building security system and subject to Landlord's reasonable approval and all applicable laws, codes, regulations and ordinances. Landlord's agreement set forth in the foregoing sentence is subject to Tenant's agreement that Landlord shall not be liable for any costs or maintenance of Tenant's security system or any loss or damage sustained by Tenant or its employees, agents or contractors or any other entity claiming by or through Tenant in connection with Tenant's use of the Building security system and Tenant hereby agrees to indemnify Landlord against any loss or damage arising in connection with Tenant's use of the Building security system. Tenant shall coordinate any such installation and monitoring with the contractor providing such services for the Building.

33. Easements. Landlord reserves to itself the right, from time to time, to grant such easements, rights and dedications that Landlord deems necessary or desirable, and to cause the recordation of parcel maps and restrictions, so long as such easements, rights, dedications, maps and restrictions do not adversely interfere with the use of the Premises by Tenant. Tenant shall sign any of the aforementioned documents within ten (10) days after Landlord's request and Tenant's failure to do so shall constitute a material default by Tenant. The obstruction of Tenant's view, air, or light by any structure erected in the vicinity of the Project, whether by Landlord or third parties, shall in no way affect this Lease or impose any liability upon Landlord.

34. Transportation Management. Tenant shall fully comply with all present or future programs implemented or required by any governmental or quasi-governmental entity or Landlord to manage parking, transportation, air pollution, or traffic in and around the Project or the metropolitan area in which the Project is located.

35. Severability. The invalidity of any provision of this Lease as determined by a court of competent jurisdiction shall in no way affect the validity of any other provision hereof.

36. Time of Essence. Time is of the essence with respect to each of the obligations to be performed by Landlord and Tenant under this Lease.

37. Definition of Additional Rent. All monetary obligations of Tenant to Landlord under the terms of this Lease, including, but not limited to, Base Rent, Tenant's Share of Operating Expenses, parking charges and charges for after hours HVAC shall be deemed to be rent.

38. Incorporation of Prior Agreements. This Lease and the attachments listed in
Section 1.16 contain all agreements of the parties with respect to the lease of the Premises and any other matter mentioned herein. No prior or contemporaneous agreement or understanding pertaining to any such matter shall be effective. Except as otherwise stated in this Lease, Tenant hereby acknowledges that no real estate broker nor Landlord or any employee or agents of any of said persons has made any oral or written warranties or representations to Tenant concerning the condition or use by Tenant of the Premises or the Project or concerning any other matter addressed by this Lease.

39. Amendments. This Lease may be modified in writing only, signed by the parties in interest at the time of the modification.

40. Notices. Any notice required or permitted to be given hereunder shall be in writing and may be given by certified mail, return receipt requested, personal delivery, Federal Express or other delivery service. Any notice given to either party hereunder shall be deemed given on the date the notice is actually received or upon receipt or rejection of receipt, as the case may be. Either party may by notice to the other specify a different address for notice purposes. Notwithstanding the address set forth in Section 1.17 for Tenant, upon Tenant's taking possession of the Premises, the Premises shall constitute Tenant's address for notice purposes. A copy of all notices required or permitted to be given to Landlord hereunder shall be concurrently transmitted to such party or parties at such addresses as Landlord may from time to time designate by notice to Tenant. Landlord agrees to also transmit a copy of any notices of default given to Tenant to Tenant's attorney at the address set forth in Section 1.17 hereinabove or such other address that Tenant may from time to time designate by written notice to Landlord, provided, no failure on the part of the Landlord to furnish Tenant's attorney with a copy of any such notice to Tenant shall (i) affect the validity of any default declared against Tenant pursuant to the terms and conditions of this Lease or extend any time periods set forth in Section 13.1 hereinabove, or (ii) be considered a default by Landlord of any of the conditions or agreements contained in this Lease.

41. Waivers. No waiver by Landlord of any provision hereof shall be deemed a waiver of any other provision hereof or of any subsequent breach by Tenant of the same or any other provision. Landlord's consent to, or approval of, any act shall not be deemed to render unnecessary the obtaining of Landlord's consent to or approval of any subsequent act by Tenant. No waiver by Tenant of any provision hereof shall be deemed a waiver of any other provision hereof or any subsequent breach by Landlord of the same or any other provision. Tenant's consent to, or approval of any act shall not be deemed to render unnecessary the obtaining of Tenant's consent or approval, if required, of any subsequent act by Landlord. The acceptance of rent hereunder by Landlord shall not be a waiver of any preceding breach by Tenant of any provision hereof, other than the failure of Tenant to pay the particular rent so accepted, regardless of Landlord's knowledge of such preceding breach at the time of acceptance of such rent.

No acceptance by Landlord of partial payment of any sum due from Tenant shall be deemed a waiver by Landlord of its right to receive the full amount due, nor shall any endorsement or statement on any check or accompanying letter from Tenant be deemed an accord and satisfaction. Tenant hereby waives for Tenant and all those claiming under Tenant all rights now or hereafter existing to redeem by order or judgment of any court or by legal process or writ, Tenant's right of occupancy of the Premises after any termination of this Lease.

42. Covenants. This Lease shall be construed as though the covenants contained herein are independent and not dependent and Tenant hereby waives the benefit of any statute to the contrary.

43. Binding Effect; Choice of Law. Subject to any provision hereof restricting assignment or subletting by Tenant, this Lease shall bind the parties, their heirs, personal representatives, successors and assigns. This Lease shall be governed by the laws of the state in which the Project is located and any litigation concerning this Lease between the parties hereto shall be initiated in the county in which the Project is located.

44. Attorneys' Fees. If Landlord or Tenant brings an action to enforce the terms hereof or declare rights hereunder, the prevailing party in any such action, or appeal thereon, shall be entitled to its reasonable attorneys' fees and court costs to be paid by the losing party as fixed by the court in the same or separate suit, and whether or not such action is pursued to decision or judgment. The attorneys' fee award shall not be computed in accordance with any court fee schedule, but shall be such as to fully reimburse all reasonable attorneys' fees and court costs reasonably incurred in good faith. Landlord shall be entitled to reasonable attorneys' fees and all other costs and expenses incurred in the preparation and service of notices of default and consultations in connection therewith, whether or not a legal action is subsequently commenced in connection with such default.

45. Auctions. Tenant shall not conduct, nor permit to be conducted, either voluntarily or involuntarily, any auction upon the Premises or the Common Areas. The holding of any auction on the Premises or Common Areas in violation of this
Section 45 shall constitute a material default hereunder.

46. Signs. Tenant shall not place any sign upon the Premises (including on the inside or the outside of the doors or windows of the Premises) or the Project without Landlord's prior written consent, which may be given or withheld in Landlord's sole discretion. Landlord shall have the right to place any sign it deems appropriate on any portion of the Project except the interior of the Premises.

                            See Addendum Paragraph 11

47. Merger. The voluntary or other surrender of this Lease by Tenant, or a mutual cancellation thereof, or a termination by Landlord, shall not result in the merger of Landlord's and Tenant's estates, and shall, at the option of Landlord, terminate all or any existing subtenancies or may, at the option of Landlord, operate as an assignment to Landlord of any or all of such subtenancies.

48. Quiet Possession. Provided Tenant is not in default hereunder, Tenant shall have quiet possession of the Premises for the entire term hereof subject to all of the provisions of this Lease.

49. Authority. If Tenant is a corporation, trust, or general or limited partnership, Tenant, and each individual executing this Lease on behalf of such entity, represents and warrants that such individual is duly authorized to execute and deliver this Lease on behalf of said entity, that said entity is duly authorized to enter into this Lease, and that this Lease is enforceable against said entity in accordance with its terms. If Tenant is a corporation, trust or partnership, Tenant shall deliver to Landlord upon demand evidence of such authority satisfactory to Landlord.

50. Conflict. Except as otherwise provided herein to the contrary, any conflict between the printed provisions, Exhibits, Addenda or Riders of this Lease and the typewritten or handwritten provisions, if any, shall be controlled by the typewritten or handwritten provisions.

51. Multiple Parties. If more than one person or entity is named as Tenant herein, the obligations of Tenant shall be the joint and several responsibility of all persons or entities named herein as Tenant. Service of a notice in accordance with Section 40 on one Tenant shall be deemed service of notice on all Tenants.

52. Interpretation. This Lease shall be interpreted as if it was prepared by both parties and ambiguities shall not be resolved in favor of Tenant because all or a portion of this Lease was prepared by Landlord. The captions contained in this Lease are for convenience only and shall not be deemed to limit or alter the meaning of this Lease. As used in this Lease the words tenant and landlord include the plural as well as the singular. Words used in the neuter gender include the masculine and feminine gender. Notwithstanding anything to the contrary contained in this Lease, if the Term of the Lease has not commenced within twenty-one (21) years after the date of this Lease, this Lease shall automatically terminate on the twenty-first (21st) anniversary of such date. The sole purpose of this provision is to avoid any interpretation of this Lease as a violation of the Rule Against Perpetuities, or any other rule of law or equity concerning restraints on alienation.

53. Prohibition Against Recording. Neither this Lease, nor any memorandum, affidavit or other writing with respect thereto, shall be recorded by Tenant or by anyone acting through, under or on behalf of Tenant. Landlord shall have the right to record a memorandum of this Lease, and Tenant shall execute, acknowledge and deliver to Landlord for recording any memorandum prepared by Landlord. Notwithstanding anything to the contrary contained herein, Tenant shall have the right to record a memorandum of lease in the form attached hereto as Exhibit I (the "Memorandum of Lease"), provided Tenant hereby agrees (i) to pay all fees associated with the recordation and release of such Memorandum of Lease including, but not limited to, all recordation and transfer taxes imposed, and (ii) to deliver a Discharge of Memorandum of Lease in the form attached hereto as Exhibit J in recordable form prior to the recordation of any memorandum of lease which such release shall be held in escrow by Landlord (or by Landlord's successor in interest) until such time as the Term of this Lease expires or is earlier terminated at which time Landlord (or its successor in interest) is authorized to date same and record same.

54. Relationship of Parties. Nothing contained in this Lease shall be deemed or construed by the parties hereto or by any third party to create the relationship of principal and agent, partnership, joint -venture or any association between Landlord and Tenant.

55. Rules and Regulations. Tenant agrees to abide by and conform to the Rules and to cause its employees, suppliers, customers and invitees to so abide and conform. Landlord shall have the right, from time to time, to modify, amend and enforce the Rules. Landlord shall not be responsible to Tenant for the failure of other persons including, but not limited to, other tenants, their agents, employees and invitees to comply with the Rules.

56. Right to Lease. Landlord reserves the absolute right to effect such other tenancies in the Project as Landlord in its sole discretion shall determine, and Tenant is not relying on any representation that any specific tenant or number of tenants will occupy the Project.

57. Security Interest. In consideration of the covenants and agreements contained herein, and as a material consideration to Landlord for entering into this Lease, Tenant hereby unconditionally grants to Landlord a continuing security interest in and to all money and property of any kind or description, including, without limitation, any personal property left by Tenant at the Premises and the security deposit, if any. The security interest granted to Landlord hereunder secures payment and performance of all obligations of Tenant under this Lease now or hereafter arising or existing, whether direct or indirect, absolute or contingent, or due or to become due. In the event of a default under this Lease which is not cured within the applicable grace period, if any, Landlord is and shall be entitled to all the rights, powers and remedies granted a secured party under the State of New Jersey Commercial Code and otherwise available at law or in equity, including, but not limited to, the right to retain as damages the personal property and security deposit held by Landlord, without additional notice or demand regarding this security interest. Tenant agrees that it will execute such other documents or instruments as may be reasonably necessary to carry out and effectuate the purpose and terms of this Section, or as otherwise reasonably requested by Landlord, including without limitation, execution of a UCC-1 financing statement. Landlord's rights under this Section are in addition to Landlord's rights under Sections 5 and 13. Notwithstanding anything to the contrary contained in Section 57 of this Lease, the security interest granted by Tenant to Landlord shall be automatically subordinated to the security interest, if any, granted to Tenant's lenders in the ordinary course of Tenant's business. At Tenant's request, Landlord shall execute a lien waiver, the form of which shall be reasonably satisfactory to Landlord, waiving Landlord's security interest in the collateral described in any such lien waiver (which collateral shall exclude any tenant improvements and any fixtures installed in the Premises).

58. Security for Performance of Tenant's Obligations. [Intentionally omitted].

59. Financial Statements. From time to time but not more than twice in any twelve (12) month period, at Landlord's request, Tenant shall cause the following financial information to be delivered to Landlord, at Tenant's sole cost and expense, upon not less than ten (10) days' advance written notice from
Landlord: (a) a current financial statement for Tenant and Tenant's financial statements for the previous two accounting years, (b) a current financial statement for any guarantor(s) of this Lease and the guarantor's financial statements for the previous two accounting years and (c) such other financial information pertaining to Tenant or any guarantor as Landlord or any lender or purchaser of Landlord may reasonably request. All financial statements shall be prepared in accordance with generally accepted accounting principals consistently applied and, if such is the normal practice of Tenant, shall be audited by an independent certified public accountant. Notwithstanding anything to the contrary contained herein, so long as Tenant is a publicly traded company, Tenant need only to submit its annual report upon request by Landlord to comply with the provisions of this Section 59.

60. Attachments. The items listed in Section 1.16 are a part of this Lease and are incorporated herein by this reference.

                      See Addendum Paragraphs 12 through 17

61. WAIVER OF JURY TRIAL. LANDLORD AND TENANT HEREBY WAIVE THEIR RESPECTIVE RIGHT TO TRIAL BY JURY OF ANY CAUSE OF ACTION, CLAIM,

COUNTERCLAIM OR CROSS-COMPLAINT IN ANY ACTION, PROCEEDING AND/OR HEARING BROUGHT BY EITHER LANDLORD AGAINST TENANT OR TENANT AGAINST LANDLORD ON ANY MATTER WHATSOEVER ARISING OUT OF, OR IN ANY WAY CONNECTED WITH, THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT'S USE OR OCCUPANCY OF THE PREMISES, OR ANY CLAIM OF INJURY OR DAMAGE, OR THE ENFORCEMENT OF ANY REMEDY UNDER ANY LAW, STATUTE, OR REGULATION, EMERGENCY OR OTHERWISE, NOW OR HEREAFTER IN EFFECT.

LANDLORD AND TENANT ACKNOWLEDGE THAT THEY HAVE CAREFULLY READ AND REVIEWED THIS LEASE AND EACH TERM AND PROVISION CONTAINED HEREIN AND, BY EXECUTION OF THIS LEASE, SHOW THEIR INFORMED AND VOLUNTARY CONSENT THERETO. THE PARTIES HEREBY AGREE THAT, AT THE TIME THIS LEASE IS EXECUTED, THE TERMS OF THIS LEASE ARE COMMERCIALLY REASONABLE AND EFFECTUATE THE INTENT AND PURPOSE OF LANDLORD AND TENANT WITH RESPECT TO THE PREMISES. TENANT ACKNOWLEDGES THAT IT HAS BEEN GIVEN THE OPPORTUNITY TO HAVE THIS LEASE REVIEWED BY ITS LEGAL COUNSEL PRIOR TO ITS EXECUTION. PREPARATION OF THIS LEASE BY LANDLORD OR LANDLORD'S AGENT AND SUBMISSION OF SAME TO TENANT SHALL NOT BE DEEMED AN OFFER BY LANDLORD TO LEASE THE PREMISES TO TENANT OR THE GRANT OF AN OPTION TO TENANT TO LEASE THE PREMISES. THIS LEASE SHALL BECOME BINDING UPON LANDLORD AND TENANT ONLY WHEN FULLY EXECUTED BY BOTH PARTIES AND WHEN LANDLORD HAS DELIVERED A FULLY EXECUTED ORIGINAL OF THIS LEASE TO TENANT.

                         [Signatures on following page]

LANDLORD                                TENANT

VRS SADDLE RIVER LLC,                   PDI, INC.,
a Virginia limited liability company    a Delaware corporation


By: VRS/TA Associates LLC, a Virginia
    limited liability company,
    sole member


    By: TA Rich LLC, a Massachusetts    By:
        limited liability company,          ------------------------------------
        Manager
                                            ------------------------------------
                                                        (print name)


        By: Realty Associates
            Advisors Trust, a           Its:
            Massachusetts business           -----------------------------------
            trust, sole Member                          (print title)


            By:
                ---------------------
                      (Officer)

Date:                                   Date:
      -------------------------------         ----------------------------------
      DATE OF EXECUTION                       DATE OF EXECUTION

VRS/TA ASSOCIATES, by its signature
below, joins herein not as a party,
but for the sole purpose of the
statement contained in Paragraph 7c
of the Addendum

VRS/TA ASSOCIATES LLC,
A Virginia limited liability company


    By: TA Rich LLC, a Massachusetts
        limited liability company,
        Manager


        By: Realty Associates
            Advisors Trust, a
            Massachusetts business
            trust, sole Member


            By:
                ---------------------
                      (Officer)

Date:
      -------------------------------
      DATE OF EXECUTION

                                    ADDENDUM

     THIS ADDENDUM (the "Addendum") is attached to the Lease dated as of November 20, 2003, by and between VRS SADDLE RIVER LLC, a Virginia limited liability company ("Landlord") and PDI, INC., a Delaware corporation ("Tenant") and incorporated herein by reference thereto. To the extent that there are any conflicts between the provisions of the Lease and the provisions of this Addendum, the provisions of this Addendum shall supersede the conflicting provisions of the Lease.

     1. Rent Abatement. Landlord hereby agrees to conditionally waive (i) the Base Rent due from the Commencement Date through and including December 31, 2004, and (ii) one-half (1/2) of the Base Rent due for each of the months of January through March, 2005. No other amounts due to Landlord under this Lease other than the Base Rent shall be abated, except as expressly provided herein. In the event Tenant defaults hereunder and fails to cure such default within any applicable notice or cure period, Tenant shall not be entitled to any further abatement of Base Rent. Nothing contained in this Paragraph shall be construed to relieve Tenant of (i) the obligation set forth in Section 4.1 of the Lease to deposit with Landlord the Base Rent due for the months of January, 2005 and February, 2005 on the earlier to occur of (a) the Commencement Date, and (b) May 1, 2004, or (ii) the obligation to pay all Electric Energy Charges incurred by Tenant.

     2. Operating Expense Increases. Notwithstanding anything to the contrary contained in the definitions of Operating Expenses set forth in Section 5.1(d) of the Lease, Operating Expenses shall not include the following:

          (a) costs associated with leasing space in the Building, including, without limitation, advertising and marketing, commissions or any amounts paid for or on behalf of tenants such as space planning, moving costs, rental and other tenant concessions;

          (b) costs of electricity sold to tenants of the Building by Landlord or any other special service or benefit to the tenants or service or benefit in excess of that furnished to Tenant whether or not Landlord receives reimbursement from such tenants as an additional charge;

          (c) any amounts which would otherwise be included in Operating Expenses paid to any person, firm or corporation related or otherwise affiliated with Landlord or any general partner, officer or director of Landlord or any of its general partners, to the extent same exceeds arms-length competitive prices paid in the Saddle River, New Jersey area for the services or goods provided (i.e., that portion of the costs and expenses for such services that exceed the competitive rate shall not be included in Operating Expenses);

          (d) costs of renovating or otherwise improving space for new tenants or in renovating space vacated by any tenant;

          (e) Landlord's general corporate overhead and general and administrative expenses except as it relates specifically to the actual management of the Project;

          (f) any depreciation, interest and principal payments due under any security interest encumbering the Project;

          (g) legal expenses and professional fees incurred in connection with leasing space in the Project or disputes with tenants, other occupants or prospective tenants, lenders, ground lessors, employees or agents of Landlord;

          (h) costs incurred by Landlord for capital improvements, except for the cost incurred for such capital improvements made: (a) to conform with laws (which are amended, become effective, or are interpreted or enforced differently after the date of this Lease); (b) to provide or maintain Building standards (other than Building standard tenant improvements); or
     (c) with the intention of promoting safety or reducing or controlling increases in Operating Expenses, such as lighting retrofit and installation of energy management systems (but only to the extent any such capital improvement (i) actually reduces Operating Expenses, or (ii) does not exceed what Tenant would have paid prior to such capital improvement);

          (i) salaries, wages and benefits of any employee above the level of property manager; or any salary, wages, or other compensation or benefits for off-site employees applicable to the time spent working at other buildings, other than the Building manager (provided that with respect to each employee that services the Building and other buildings, a pro rata portion of such employee's salary shall be included in Operating Expenses);

          (j) ground rent;

          (k) costs incurred to correct violations by Landlord of any law, rule, order or regulation which was in effect as of the date hereof;

          (l) costs relating to maintaining Landlord's existence, either as a corporation, partnership, trust or other entity, such as trustee's fees, annual fees, partnership organization or administration expenses, deed recordation expenses, legal and accounting fees (other than with respect to Building operations);

          (m) any expense for which Landlord is reimbursed or entitled to be reimbursed from any tenant, or under the terms of any insurance policy, warranty, or condemnation award;


                                      Add-1

          (n) depreciation and amortization of the Building or any equipment, machinery, fixtures or improvements therein except for amortization of capital improvements specifically permitted in the Lease;

          (o) bad debt or rent loss or reserves for bad debts or rent loss;

          (p) costs incurred in connection with the sale, selling or change of ownership of the Building, including brokerage commissions, attorneys' and accountants' fees, closing costs, title insurance premiums, transfer taxes and interest charges;

          (q) fines, penalties or interest for Landlord's failure to make any tax payment in a timely fashion;

          (r) any compensation paid to clerks, attendants or other persons in commercial concessions operated by Landlord or any affiliate of Landlord;

          (s) costs of acquisition of sculpture, paintings, or other objects of art;

          (t) costs of repairs, restoration, replacements or other work occasioned by fire, windstorm or other casualty required to be insured by Landlord under this Lease;

          (u) Landlord's net income, transfer, excise, capital stock, estate, succession and franchise taxes;

          (v) costs directly resulting from the gross negligence or willful misconduct of Landlord or its agents, contractors or employees;

          (w) costs of rentals and other related expenses, if any, incurred in leasing capital items to the extent that such expense exceeds the amortization of the same items under this Lease if purchased (i.e., that portion of the costs and expenses that exceed the amortization of the same items under this Lease shall not be included in Operating Expenses);

          (x) costs of services provided and costs incurred in connection with any specialty operations in the Building including any retail health club or restaurant in the Building, if any; and

          (y) costs incurred to contain, abate, remove or otherwise clean up the Building or the Land required as a result of the presence of Hazardous Materials in, about or below the Building or the Land.

     3. Security Deposit. Section 6 of the Lease is hereby amended by adding the following at the end of Section 6:

          a. The security deposit shall be in the form of an irrevocable letter of credit (the "Security Deposit L/C") in the amount set forth in Section
     1.10 as security for Tenant's full and faithful performance of Tenant's obligations hereunder. The Security Deposit L/C shall be delivered to Landlord at Tenant's sole cost and expense. The Security Deposit L/C shall be issued by and drawn on Commerce Bank or any other bank reasonably acceptable to Landlord, in Landlord's sole discretion, and shall name Landlord as Beneficiary. The Security Deposit L/C shall be substantially in the form attached hereto as Exhibit H. If the maturity date of the Security Deposit L/C is prior to the end of the Term of the Lease, Tenant shall renew the Security Deposit L/C as often as is necessary with the same bank or financial institution (or a similar bank or financial institution reasonably acceptable to Landlord) and upon the same terms and conditions, not less than thirty (30) days prior to the purported expiration date of the Security Deposit L/C. In the event that Tenant fails to timely renew the Security Deposit L/C as aforesaid, Landlord shall be entitled to draw against the entire amount of the Security Deposit L/C. The Security Deposit L/C shall be assignable by Landlord and upon such assignment to any party assuming in writing the lessor interest in this Lease, Landlord shall be relieved from all liability to Tenant therefor.

          b. Upon the occurrence of any default by Tenant in the payment of Base Rent or upon the occurrence of the events described in Section 13.1 of the Lease or in the event that Landlord terminates this Lease in accordance with the terms hereof following a default by Tenant after the expiration of any applicable notice and cure period, Landlord shall have the right to draw the entire amount of the Security Deposit L/C. Landlord agrees to copy Tenant on any notice to the issuing bank requesting a draw against the Security Deposit L/C. In the event that Tenant defaults after the expiration of any applicable notice and cure period in making any money payment required to be made by Tenant under the terms of this Lease other than the payment of Base Rent, then Landlord shall be entitled to draw upon so much of the Security Deposit L/C as equals the defaulted payment(s), plus any interest or other charges due thereon in accordance with this Lease. If Landlord elects to make a partial draw upon the Security Deposit L/C, Tenant shall promptly restore the Security Deposit L/C to its original amount within ten (10) days after written demand therefor. Landlord's election to make a partial draw upon the Security Deposit L/C shall in no event prejudice or waive Landlord's right to terminate this Lease if permitted under applicable provisions of this Lease, nor shall such election prejudice or waive any other remedy of Landlord reserved under the terms of this Lease, including the right to draw the entire amount of the Security Deposit L/C, if applicable. The Security Deposit L/C shall be available for payment against the presentation of a sight draft by the Landlord (with simultaneous notice to Tenant) together with a certificate from Landlord that Tenant is in default of its obligations hereunder beyond expiration of any applicable notice and cure periods and that Landlord is entitled, by the terms of this Lease, to draw upon the Security Deposit L/C. The proceeds of the Security Deposit L/C, if drawn by Landlord pursuant to the terms hereof, shall be held by Landlord and applied to reduce any amount owed by Tenant to Landlord. Interest shall be payable on any proceeds held on account at the interest rate being paid by a standard commercial depository account.

          c. In the event that (i) Landlord draws the full amount of the Security Deposit L/C as a result of a default by Tenant, (ii) this Lease is not terminated by Landlord as a result of such default, (iii) such default is fully cured by Tenant, and (iv) there is no outstanding uncured default by Tenant, then the balance of the sums drawn


                                      Add-2

     (after the payment of any sums related to the curing of any defaults) shall be applied first to obtain a replacement letter of credit as security for Tenant's performance hereunder, and the remaining balance, if any, will be refunded to Tenant. Upon the termination of this Lease and the payment in full to Landlord of all damages, costs and expenses to which Landlord is entitled, the balance of any funds drawn from the Security Deposit L/C after satisfying such obligations in full shall be refunded to Tenant.

          d. To the extent that the Security Deposit L/C is either lost or the issuing bank will not honor the Security Deposit L/C, Tenant personally guarantees the proceeds of the Security Deposit L/C and will immediately remit to Landlord the amount of the Security Deposit in cash to be held in accordance with this Section 6 of the Lease.

          e. Notwithstanding anything to the contrary contained in Section 6 of the Lease, provided Tenant has not been in default under the Lease beyond the expiration of any applicable notice and cure periods at any time during the Term of the Lease, Landlord shall permit the Security Deposit L/C to be amended (at Tenant's sole cost and expense) to reduce the face amount of the Security Deposit L/C according to the following schedule:

--------------------------------------------------------------------------------
Date of Reduction                                New Security Deposit L/C Amount
--------------------------------------------------------------------------------
February 1, 2006                                           $1,825,000.00
--------------------------------------------------------------------------------
February 1, 2007                                           $1,650,000.00
--------------------------------------------------------------------------------
February 1, 2008                                           $1,475,000.00
--------------------------------------------------------------------------------
February 1, 2009                                           $1,300,000.00
--------------------------------------------------------------------------------
February 1, 2010                                           $1,125,000.00
--------------------------------------------------------------------------------
February 1, 2011                                             $950,000.00
--------------------------------------------------------------------------------
February 1, 2012                                             $775,000.00
--------------------------------------------------------------------------------
February 1, 2013                                             $600,000.00
--------------------------------------------------------------------------------

In no event shall a reduction to the amount of the Security Deposit L/C be deemed to have occurred absent an amendment to the Security Deposit L/C in writing by the issuing bank. It shall be Tenant's sole obligation to obtain such written amendment from the issuing bank. The remaining Six Hundred Thousand and 00/100 Dollars ($600,000.00) shall be held as the Security Deposit during the initial Term of the Lease. Tenant shall be required to maintain an amount equal to one (1) month of the then-escalated Base Rent at the commencement of the Option term as a Security Deposit during the Option Terms set forth in Paragraph 8 below. Tenant shall have the option at any time after February 1, 2010, as long as Tenant is not in default under the Lease and has not been in default under the Lease for the prior twenty-four (24) months of the Term of the Lease, to convert the Security Deposit to cash. If Tenant elects to convert the Security Deposit to cash, such Security Deposit shall still be subject to reduction in accordance with the above-referenced terms and conditions. If Tenant is in default beyond the expiration of any applicable notice and cure period prescribed under the Lease at any time during the Term of this Lease, then Tenant's right thereafter to reduce the amount of the Security Deposit L/C (or the cash Security Deposit) pursuant to this subparagraph (e) shall no longer apply and shall become null and void and of no further force and effect."

     4. Alterations. Notwithstanding anything to the contrary in the Lease, Tenant shall have the right to make non-structural Alterations to the Premises without obtaining Landlord's prior written consent, provided that (i) such Alterations do not exceed Fifty Thousand and No/100 Dollars ($50,000.00) in cost in any one instance; (ii) Tenant provides Landlord with prior written notice of its intention to make such Alterations together with the plans and specifications for the same; (iii) except in the event of an emergency, Tenant provides Landlord a reasonable period of time to review Tenant's plan of Alteration; (iv) any such Alteration to the Premises does not affect the structural integrity of the Building or adversely effect any of the Building systems; (v) such Alterations are not visible from the Common Areas; (vi) such Alterations do not adversely affect the proper functioning of any of the base Building systems; (vii) such Alterations will not result in Tenant drawing services from the base Building systems at greater levels than the levels permitted under the Lease; (viii) Tenant adheres to all applicable government regulations, including the Americans with Disabilities Act ("ADA"), and obtains any necessary permits in making such Alterations; and (ix) all work is performed in a good and workmanlike manner. To the extent that Landlord's consent is required pursuant to the Lease, Landlord agrees to notify Tenant concurrently with Landlord's consent of any such Alterations whether Landlord will require Tenant to remove such Alterations at the end of the Lease Term. For purposes of the Lease, it shall be deemed reasonable for Landlord to require Tenant to perform Alterations during non-business hours if such Alterations will create unreasonable noise, noxious fumes or otherwise interfere with the quiet enjoyment of the other tenants of the Building.

     5. Assignment and Subletting. Notwithstanding anything to the contrary contained in Section 12 of the Lease, provided Tenant is not in default after expiration of all applicable notice and cure periods, Tenant shall have the right, without Landlord's consent, upon thirty (30) days advance written notice to Landlord, to assign the Lease or sublet the whole or any part of the Premises
(a) to any entity or entities which are owned by Tenant, or which owns Tenant,
(b) in connection with the sale or transfer of substantially all of the assets of the Tenant or the sale or transfer of substantially all of the outstanding ownership interests in Tenant, or (c) in connection with a merger, consolidation or other corporate reorganization of Tenant (each of the transactions referenced in the above subparagraphs (a), (b), and (c) are hereinafter referred to as a "Permitted Transfer," and each surviving entity shall hereinafter be referred to as a "Permitted Transferee"); provided, that such assignment or sublease is subject to the following conditions:

          (i) Tenant shall remain fully liable under the terms of the Lease;

          (ii) such Permitted Transfer shall be subject to all of the terms, covenants and conditions of the Lease;


                                      Add-3

          (iii) such Permitted Transferee has sufficient assets to meet Tenant's then remaining obligations under this Lease from and after the date of such Permitted Transfer; and

          (iv) such Permitted Transferee shall expressly assume the obligations of Tenant under the Lease from and after the date of such Permitted Transfer by a document reasonably satisfactory to Landlord.

     6. Parking. Tenant shall be entitled to use Tenant's prorata share of unassigned parking around the Building and reserved/covered spaces within the Building. A parking plan showing the location of the reserved/covered spaces is attached hereto as Exhibit A-2.

     7. Tenant Improvements.

          a. On or before the Possession Date, Landlord shall, at Landlord's sole cost and expense, complete the items set forth on Schedule 1-A attached hereto ("Landlord's Work"). With respect to item 5 on Schedule 1-A, Tenant shall be responsible for coordinating the installation of the fiber with Verizon. Landlord shall reimburse Tenant for the cost charged by Verizon in connection with such installation, such reimbursement to be made within thirty (30) days of receipt of an invoice from Verizon detailing the work done. Landlord shall use commercially reasonable efforts to substantially complete Landlord's Work on or before the date set forth in
     Section 1.7 ("Landlord's Work Completion Date"). If Landlord fails to deliver the Premises to Tenant with Landlord's Work substantially completed on or before Landlord's Work Completion Date, then, provided Tenant has obtained a building permit to begin construction of the Improvements, Tenant shall be entitled to one (1) day of Base Rent abatement (from and after December 31, 2004) for each day after Landlord's Work Completion Date, until such time as Landlord delivers the Premises to Tenant with Landlord's Work substantially completed.

          b. Tenant shall construct improvements ("Improvements") for the Premises in accordance with the Work Letter Agreement attached hereto as
     Schedule 1-B (the "Work Letter Agreement"). In connection thereto, Landlord hereby grants to Tenant an "Improvement Allowance" of Fifty-Two and 75/100 Dollars ($52.75) per square foot of space in the Premises (i.e., 84,122 square feet multiplied by $52.75 = $4,437,435.50) (the "Improvement Allowance"), which Improvement Allowance shall be used only for the items specified in the Cost Breakdown, as that term is defined in the Work Letter Agreement.

          c. VRS/TA Associates LLC by its signature to this Lease hereby agrees to guaranty payment of the Improvement Allowance when, if and as it becomes due in accordance with the terms of the Lease, including the Work Letter Agreement.

          d. The Improvement Allowance is for the construction on behalf of Landlord, of the Improvements, which Improvements are being made for the purpose of constructing/improving the Premises for use in Tenant's business. Except as specifically provided in this Paragraph, upon completion, the Improvements, together with any replacements thereof, shall become the property of Landlord subject to use of same by Tenant during the Term of this Lease, in accordance with the terms and conditions of this Lease. Except as specifically provided in this Paragraph, Landlord alone shall be entitled to depreciate the Improvements as an asset for tax purposes, and Tenant shall not recognize income with respect to the Improvement Allowance. Tenant shall be responsible for, and agrees to pay, all costs of the Improvements in excess of the Improvement Allowance. The improvements represented by such excess costs paid by Tenant, together with any replacements thereof, shall be and remain the property of Tenant throughout the Term; and Tenant alone shall be entitled to the benefits of ownership thereof, including without limitation, depreciation of same as an asset for tax purposes.

     8. Option to Renew.

          a. Subject to the provisions of Section 26 of the Lease, and provided that Tenant is not in default beyond any applicable cure period at the time of Tenant's exercise of the Option or, provided Tenant is not in default under Section 13.1(a) of the Lease beyond any applicable cure period at the commencement of the Option term, Tenant shall have two (2) five (5) year options to renew this Lease. Tenant shall provide to Landlord on a date which is prior to the date that each Option period would commence (if exercised) by at least two hundred seventy (270) days and not more than three hundred sixty (360) days, a written notice of the exercise of the Option to extend the Lease for the additional option term, time being of the essence. Such notice shall be given in accordance with Section 40 of the Lease. If notification of the exercise of either Option is not so given and received, all options granted hereunder shall automatically expire. Base Rent applicable to the Premises for each Option Term shall be equal to the Fair Market Rental, as determined in accordance with subparagraph (c) below. All other terms and conditions of the Lease shall remain the same.

          b. If the Tenant exercises the Option, the Landlord shall determine the Fair Market Rental by using its good faith judgment. Landlord shall provide Tenant with written notice of such amount within fifteen (15) days after Tenant exercises its Option. Tenant shall have fifteen (15) days ("Tenant's Review Period") after receipt of Landlord's notice of the new base rent within which to accept such rental. In the event Tenant fails to accept in writing such rental proposal by Landlord, then such proposal shall be deemed rejected and Landlord and Tenant shall attempt to agree upon such Fair Market Rental, using their best good faith efforts. If Landlord and Tenant fail to reach agreement within fifteen (15) days following Tenant's Review Period ("Outside Agreement Date") then the parties shall each within ten (10) days following the Outside Agreement Date appoint a real estate broker who shall be licensed in the State of New Jersey and who specializes in the field of commercial office space leasing in the Saddle River, New Jersey market, has at least ten (10) years of experience and is recognized within the field as being reputable and ethical. If one party does not timely appoint a broker, then the broker appointed by the other party shall promptly appoint a broker for such party. Such two individuals shall each determine within ten (10) days after their appointment such base rent. If such individuals do not agree on Fair Market Rental, then the two individuals shall, within five (5) days, render separate written reports of their determinations and together appoint a third similarly qualified individual having the qualifications described above. If the two brokers are unable to agree upon a third broker, the third broker shall be appointed by the President of the Bergen County Board of Realtors. In the event the


                                      Add-4

     Bergen County Board of Realtors is no longer in existence, the third broker shall be appointed by the President of its successor organization. If no successor organization is in existence, the third broker shall be appointed by the Chief Judge of the Circuit Court of Bergen County, New Jersey. The third individual shall within ten (10) days after his or her appointment make a determination of such Fair Market Rental. The third individual shall determine which of the determinations of the first two individuals is closest to his own and the determination that is closest shall be final and binding upon the parties, and such determination may be enforced in any court of competent jurisdiction. Landlord and Tenant shall each bear the cost of its broker and shall share equally the cost of the third broker. Upon determination of the base rent payable pursuant to this Section, the parties shall promptly execute an amendment to this Lease stating the rent so determined.

          c. The term "Fair Market Rental" shall mean the annual amount per rentable square foot that a willing, comparable renewal tenant would pay and a willing, comparable landlord of a similar office building in the same geographic area would accept at arm's length for similar space, giving appropriate consideration to all relevant factors, including without limitation, the following matters: (i) annual rental rates per rentable square foot; (ii) the type of escalation clauses (including, without limitation, operating expenses, real estate taxes, and CPI) and the extent of liability under the escalation clauses (i.e., whether determined on a "net lease" basis or by increases over a particular base year or base dollar amount); (iii) rent abatement provisions reflecting free rent and/or no rent during the lease term; (iv) length of lease term; (v) size and location of premises being leased; and (vi) other generally applicable terms and conditions of tenancy for similar space. The Fair Market Rental may also designate periodic rental increases, a new Base Year and similar economic adjustments. The Fair Market Rental shall be the Fair Market Rental in effect as of the beginning of the Option period, even though the determination may be made in advance of that date, and the parties may use recent trends in rental rates in determining the proper Fair Market Rental as of the beginning of the Option period.

     9. Right of First Offer. Subject to the provisions of Section 26 of the Lease and provided Tenant is not in default under the Lease beyond any applicable cure period at the time of Tenant's exercise of the Option or provided Tenant is not in default under Section 13.1(a) of the Lease, beyond any applicable cure period at the commencement of the Option term and subject to all other options held by tenants of the Building as of the date of this Lease, then at any time after the initial leasing of the Option Space, Tenant shall have the right of first offer with respect to any space that becomes available in the Building (the "Option Space"). Prior to leasing any of the Option Space, Landlord shall give Tenant written notice of its intent to lease the Option Space and the material terms and conditions under which Landlord would agree to lease the Option Space, including, without limitation, rent, escalations, term, tenant allowance, concessions and security, if applicable. Tenant may exercise such right only as to all of the Option Space described in the Landlord's notice and on all of the terms set forth in Landlord's notice, and not to merely a part of such Option Space or some of such terms. Tenant shall have fifteen (15) days in which to provide Landlord with written notice of its election to exercise such right and ten (10) business days thereafter to execute an amendment incorporating the terms set forth in Landlord's notice and such other terms as are acceptable to Landlord. Such notice shall be given in accordance with
Section 40 of the Lease. If Tenant does not give Landlord written notice of its election to lease such Option Space on such terms within the fifteen (15) day period or if Tenant fails to execute an amendment in form and substance acceptable to Landlord within the ten (10) business day period described above, Landlord shall thereafter be free to lease such Option Space to a third party on substantially the same economic terms (e.g., rent, tenant improvements) that Landlord offered to Tenant, with no further obligation to Tenant. If Landlord offers the Option Space to a third party on economic terms that are not substantially similar to those offered to Tenant, then Landlord shall again be obligated to offer the Option Space to Tenant in accordance with the provisions of this Paragraph 9. In the event that Landlord offers any space to Tenant pursuant to this right of first offer, and Tenant elects not to lease the space, the space so offered shall no longer be subject to this right of first offer, and thereafter Landlord shall not be obligated to offer said space to Tenant until such time as the Option Space again becomes available for leasing following the expiration of a lease for such Option Space to a third party tenant.

     10. Right of First Refusal. Subject to the provisions of Section 26 of the Lease and provided Tenant is not in default under the Lease beyond any applicable cure period at the time Tenant exercises the Option or provided Tenant is not in default under Section 13.1(a) of the Lease, beyond any applicable cure period at the commencement of the Option term and subject to all other options held by tenants of the Building as of the date of this Lease, Tenant shall have the right of first refusal to lease certain space on the second (2nd) floor of the Building containing approximately Four Thousand Six Hundred Eighty (4,680) rentable square feet and shown on Exhibit A-1 attached hereto and made a part hereof (the "Right of First Refusal Space"). Prior to entering into a lease of any of the Right of First Refusal Space, Landlord shall give Tenant written notice of all the terms and conditions of a bona fide third-party offer ("Offered Terms") Landlord has received for the Right of First Refusal Space. Tenant may exercise such right only as to all of the Right of First Refusal Space and all of the Offered Terms described in the Landlord's notice, and not to merely a part of such Right of First Refusal Space or such Offered Terms. Tenant shall have fifteen (15) days in which to provide Landlord with written notice of its election to exercise this Right of First Refusal and ten (10) business days thereafter to execute an amendment incorporating the Offered Terms. If Tenant does not give Landlord written notice of its election to lease such Right of First Refusal Space on such terms within the fifteen (15) day period or if Tenant fails to execute an amendment in form and substance acceptable to Landlord within the ten (10) business day period described above, Landlord shall thereafter be free to lease such Right of First Refusal Space to any third-party on economic terms and conditions which are substantially similar to the Offered Terms, with no further obligation to Tenant. If Landlord offers the Right of First Refusal Space to a third party on economic terms that are not substantially similar to the Offered Terms, then Landlord shall again be obligated to offer the Right of First Refusal Space to Tenant in accordance with the provisions of this Paragraph 10. In the event that Landlord offers any space to Tenant pursuant to this right of first refusal, and Tenant elects not to lease the space, the space so offered shall no longer be subject to this right of first refusal, and thereafter Landlord shall not be obligated to offer said space to Tenant. Landlord agrees to notify Tenant if Landlord has entered into such lease of the Right of First Refusal Space (or not entered into, as the case may be).

     11. Signage.

          a. Section 46 of the Lease is hereby modified by adding the following to the end of Section 46: "Landlord will provide, at Landlord's sole cost and expense, Building directory signage on the main floor and on


                                      Add-5

     Tenant's floor of the Building. Tenant shall have the right to install suite entry signage with Tenant's logo on the entrance door of the Premises. The design, size, location and materials of such signage shall be in accordance with Landlord's standard Building signage package. The cost of any changes in the Building standard graphics on the door to the Premises or the Building directory following their initial installation are subject to Landlord's approval and shall be paid by Tenant, at Tenant's sole cost and expense."

          b. In addition, Landlord shall, at Tenant's sole cost and expense, provide Tenant with signage with Tenant's logo on a monument sign ("Monument Sign") at the entrance to the Building, subject to all applicable codes and regulations and Landlord's signage and design criteria, and otherwise subject to Landlord's prior approval, including, but not limited to, Landlord's approval of the size, location and installation. The foregoing notwithstanding, Landlord shall be responsible, at Landlord's sole cost and expense, to construct and install the Monument Sign. Landlord shall have the right to choose the language with regard to Building identification information to be placed on the Monument Sign, as well as the right to place other tenants' names on the Monument Sign; provided, however, that as long as: (i) Tenant is the single largest Tenant in the Building; (ii) Tenant is in occupancy of at least fifty thousand (50,000) square feet of the Premises; and (iii) Tenant has not been in monetary default under the Lease beyond the expiration of any applicable notice and cure period at any time during the Term of the Lease (the "Conditions Precedent"), Tenant's name will be listed above all other tenants. In addition, as long as Tenant is leasing more than Fifty Thousand (50,000) square feet and the Conditions Precedent have been met, Tenant shall be the only Tenant listed on the Monument Sign.

          c. Anytime after the Commencement Date, or earlier at Landlord's option, and provided the Conditions Precedent have been met, Tenant shall have the right (unless Landlord elects to do so, at Landlord's election) to obtain all necessary approvals to place a monument sign with mutually agreed to Building identification language and the Tenant's name, in a location that has visibility from Route 17, which such location shall be mutually agreed upon by Landlord and Tenant (the "Exclusive Route 17 Monument Sign"). All costs for obtaining the approvals, as well as the cost of installation of the Exclusive Route 17 Monument Sign, shall be paid by Tenant. All costs of maintaining the Exclusive Route 17 Monument Sign shall be included in Operating Expenses, reimbursable by Tenant in accordance with the provisions of Section 5.1 hereinabove. Tenant shall have the final decision whether or not it will pay for the Exclusive Route 17 Monument Sign. If Tenant chooses not to pay for the Exclusive Route 17 Monument Sign, Tenant forfeits its rights to the Exclusive Route 17 Monument Sign.

          d. If Tenant is permitted to have the exclusive rights to the Monument Sign, or to have Tenant's name listed above all other tenants names, and/or to have the Exclusive Route 17 Monument Sign pursuant to this Paragraph 11 and thereafter fails to meet the Conditions Precedent set forth hereinabove, Landlord shall have the right to require Tenant to remove Tenant's name from such signage at Tenant's sole cost and expense and all of Landlord's restrictions with respect to any such signage shall be null and void.

          e. The signage rights granted to Tenant in this Section 11 are personal to the original Tenant and any Permitted Transferee and may not be assigned by or to any person or entity other than Tenant or a Permitted Transferee.

     12. Roof-top Access. Landlord hereby agrees that Tenant shall have, subject to the rights of other roof-top users in the Building at the time Tenant exercises a license agreement for such use, non-exclusive access to and use of a portion of the Building roof for Tenant to install, maintain and operate up to five (5) satellite dishes or antennae (including appropriate conduit and utilities for the operation thereof), the location of which shall be reasonably agreed upon by Landlord and Tenant, such use by Tenant to be free of charge during the initial Term hereof and any renewal terms pursuant to Paragraph 8 of this Addendum. In the event Tenant wishes to place communication equipment on the roof, it shall be (i) screened in a manner and design acceptable to Landlord in its sole but reasonable discretion, (ii) installed and maintained in compliance in all aspects with all applicable codes, and (iii) at Tenant's sole cost and expense. Prior to installing any such equipment on the roof of the Building, Tenant shall execute a license agreement substantially in the form attached to this Lease as Exhibit G.

     13. Storage Space.

          (a) In addition to the Premises defined in Section 1.2 above, Landlord desires to lease to Tenant and Tenant desires to lease from Landlord additional space comprising approximately Five Hundred Fifty-Nine (559) rentable square feet of below grade space in the Building as shown on Exhibit A-3 attached hereto (hereinafter referred to as the "Storage Space"), on the all of the terms and conditions of the Lease applicable to the Premises except as specifically set forth in this Paragraph 13.

          (b) Tenant shall pay to Landlord Ten and No/100 Dollars ($10.00) per rentable square foot of space in the Storage Space with respect to the Storage Space throughout the Term of the Lease. Such monthly installments of storage rent shall hereinafter be referred to as "Monthly Storage Space Rent". The Monthly Storage Space Rent will constitute Additional Rent (as defined in the Lease) and shall be due and payable, without deduction or set off, on the first (1st) day of each calendar month during the Term of the Lease commencing January 1, 2005. Tenant's obligation to pay Monthly Storage Space Rent hereunder shall be abated from the period commencing on the Commencement Date and continuing until December 31, 2004. No other amounts other than Monthly Storage Space Rent shall be abated except as expressly provided elsewhere in the Lease. If Tenant defaults under the Lease after the expiration of any applicable notice and cure period prior to January 1, 2005, then Tenant shall no longer be entitled to any further abatement of Monthly Storage Space Rent. Monthly Storage Space Rent for any period during the term hereof which is for less than one (1) month shall be prorated based upon the actual number of days of the calendar month involved.

          (c) Notwithstanding anything to the contrary contained in the Lease or herein, (i) the Base Rent payable with respect to the Premises set forth in
     Section 1.8 of the Lease shall not be applicable to the Storage Space; (ii) Monthly Storage Space Rent payable with respect to the Storage Space shall not be subject to annual escalations; (iii) neither Operating Expense increases as set forth in Section 5 of the Lease nor the Electric Energy Charge as set forth in Section 11.6 of the Lease shall be payable with respect to the Storage Space.


                                      Add-6

          (d) Tenant shall use the Premises solely for storage of office supplies, files, UPS battery packs and product samples and for no other purposes whatsoever.

          (e) All property placed in the Storage Space by Tenant, its agents, or any other persons, shall be and remain at the sole risk of Tenant, its agents or other persons. Landlord shall not be liable for any damage to, or theft or loss of, such property, whether or not caused by the act or omission of any person, including Landlord or its agent, or by the bursting, leaking or overflowing of water, sewer or sprinkler pipes, plumbing fixtures, or any other act or thing, unless such damage to, or theft or loss of, such property results directly from the negligence or willful misconduct of Landlord and then only to the extent that Tenant, its agents or any other persons, are not compensated therefor by Tenant's insurance. In no event shall Landlord or its agent be liable for consequential damages.

          (f) Landlord shall deliver the Storage Space with full height walls, sprinklers, appropriate lighting and a secure locked door. Except as specifically provided herein, Tenant hereby agrees to accept the Storage Space in its "as is" condition existing on the Commencement Date and Landlord shall have no obligation to construct any tenant improvements to the Storage Space on behalf of Tenant. Tenant is not entitled to any improvement allowance pursuant to the terms of the Lease. Landlord will not provide heat, air conditioning, water, char service or any other utility or service to the Premises and the provisions of Section 11 of the Lease shall not apply to the Storage Space.

          (g) Notwithstanding any provision herein or in the Lease to the contrary, the Storage Space shall not be counted in connection with, or applied to, the calculation of Tenant's Share set forth in Section 1.11 of the Lease nor the calculation of the number of parking spaces Landlord shall allocate to Tenant pursuant to Section 1.13 of the Lease.

     14. Relocation of Existing Tenant. Tenant hereby acknowledges that Landlord has entered into a lease with another tenant ("Existing Tenant") for approximately Eight Thousand Six Hundred (8,600) rentable square feet on the first floor of the Building ("First Floor Premises"). Landlord has the right, at Landlord's sole cost and expense, to relocate the Existing Tenant to other space in the Building. In partial consideration of Tenant's willingness to enter into this Lease, Landlord has agreed to relocate the Existing Tenant. Tenant hereby agrees to pay one-half (1/2) of the actual third-party costs of preparing a second set of space plans and working drawings for the Existing Tenant for the alternate space, provided that in no event will Tenant's costs in connection with such plans exceed Ten Thousand and No/100 Dollars ($10,000.00) ("Tenant's Contribution"). Tenant's Contribution shall be deducted from the Improvement Allowance. In addition, if at such time as this Lease is executed, Landlord has commenced construction of the First Floor Premises for the existing tenant, and/or has completed construction of the First Floor Premises and/or the Existing Tenant has moved into the First Floor Premises, Tenant shall be responsible for all costs incurred by Landlord in connection with such construction of the First Floor Premises, as well as all costs associated with relocating the Existing Tenant to such alternate space.

     15. UPS/Generator.

          (a) Landlord agrees to permit Tenant, at Tenant's sole cost and expense, to install, operate, maintain and replace an uninterrupted power source, stationary batteries, chargers and/or generators and related above-ground fuel tanks (collectively, the "Equipment") adjacent to the Building in a location designated by Landlord in its sole discretion, provided Tenant obtains all necessary approvals, permits and licenses from all governmental authorities having jurisdiction over such matters. Tenant shall install the Equipment in a good and safe manner in accordance with the terms and conditions of this Lease, including, without limitation, all of the provisions contained in Section 8.3 of the Lease. Tenant shall provide reasonable notice to Landlord of the time and date upon which it desires to install the Equipment. Landlord shall have the right to have a representative present at the installation of the Equipment in order to approve the method of installation and performance thereof. The Equipment shall be screened in a manner and design acceptable to Landlord in its sole but reasonable discretion. Tenant shall bear all costs and expenses associated with the installation of such Equipment and Tenant shall be responsible for and shall bear all costs and expenses associated with the operation, maintenance, replacement and removal of said Equipment upon the expiration or earlier termination of the Lease. Tenant understands and acknowledges that Landlord shall not be responsible for the operation of any such back-up power facility. At the expiration or earlier termination of the Lease, the Equipment shall be removed from its location at Tenant's sole cost and Tenant shall restore such area to the condition existing prior to such installation, and any damage caused by such removal shall be repaired at Tenant's sole cost. If Tenant fails to so remove the Equipment within ten (10) days of the termination of this Lease, Tenant hereby authorizes Landlord to remove and dispose of the Equipment and charge Tenant for all costs and expenses incurred. Tenant agrees that Landlord shall not be liable for any property disposed of or removed by Landlord. Tenant's obligation to perform and observe this covenant shall survive the expiration or earlier termination of the Lease. If the proposed Equipment are placed in the parking lot, Tenant's allotted parking spaces shall be reduced by the amount of spaces required to accommodate such Equipment.

          (b) Further, Tenant shall construct, operate and maintain such Equipment in accordance with all applicable laws, including all environmental laws, ordinances, rules and regulations and in compliance with the reasonable requirements of the insurers of the Building. Tenant hereby agrees to indemnify Landlord from and against any breach by Tenant of the obligations stated in the preceding sentence, and agrees to defend and hold Landlord harmless from and against any and all claims, judgments, damages, penalties, fines, costs, liabilities, or losses (including, without limitation, diminution in value of the Building, damages for the loss or restriction or use of rentable space or of any amenity of the Building, damages arising from any adverse impact on marketing of space in the Building, sums paid in settlement of claims, reasonable attorneys' fees, consultant fees and expert fees) which arise during or after the Term of this Lease as a result of such breach.

          (c) Tenant shall indemnify, defend and hold Landlord, its principals, officers, directors, agents, employees and servants harmless from and against any liability, loss, costs, claims, damage and expense of whatever kind arising directly or indirectly from the installation, operation, maintenance, repair, and removal of such Equipment, including, but not limited to, attorneys' fees and court costs.


                                      Add-7

          (d) Tenant shall pay all taxes of any kind or nature whatsoever levied upon such Equipment and all licensing fees, franchise fees and other taxes, expenses and other costs of any nature whatsoever relating to the construction, ownership, maintenance and operation of said Equipment.

     16. Telecom/Broadband Access. Tenant will be requiring fiber connection with a minimum capacity of an OC-3 sonet ring for its exclusive use. As part of Landlord's Work as referenced in Schedule 1-A herein, Landlord, at Landlord's sole cost and expense, will provide dual (divergent) paths from the street to the Building demarcation room, as reviewed with Verizon engineers and pursuant to plans and specifications to be approved by Tenant and Landlord. Tenant shall be responsible for delivery of Telecom/Broadband to the Premises and shall have the right to create two (2) divergent paths from the Building demarcation room to the Premises, at Tenant's sole cost and expense, subject to Landlord's consent, which shall not be unreasonably withheld or delayed. Tenant shall have the right to utilize existing floor penetrations for telecom subject to Landlord consent, which shall not be unreasonably withheld or delayed.

     17. Food Services. Landlord shall contract with a food service vendor who will operate a small cafe in the Building to sell continental breakfast fare, lunch, salads, sandwiches, soups, specialty items and snacks to occupants of the Building. Landlord shall use commercially reasonable efforts to enter into such contract within three (3) months following the Commencement Date. The prices charged and services provided by any such food service vendor shall be comparable to the services and prices offered by other food service vendors in similar Buildings located in the same geographic area as the Building


                                      Add-8